EXHIBIT 10.2

Dated      17    March            2009

(1)  LONDON MINING PLC

(2)  WITS BASIN PRECIOUS MINERALS INC.

(3)  CHINA GLOBAL MINING RESOURCES (BVI) LIMITED

SHAREHOLDERS' AGREEMENT
relating to
CHINA GLOBAL MINING RESOURCES (BVI) LIMITED

CONTENTS

5.	WB LOAN AGREEMENT
6.	PROMISSORY NOTE

THIS AGREEMENT is made on                           17      March              2009

BETWEEN:-

(1)	LONDON MINING PLC a company incorporated in England and Wales with registered number 5424040 whose registered office is at 39 Sloane Street, London SW1X 9LP ("London Mining");

(2)
WITS BASIN PRECIOUS MINERALS INC. a company incorporated in the State of Minnesota, United States with registered number 84-1236619 whose registered office is at 80 South 8th Street, Suite 900, Minneapolis, Minnesota 55402 ("Wits Basin"); and

(3)
CHINA GLOBAL MINING RESOURCES (BVI) LIMITED, a company incorporated in the British Virgin Islands with registered number 1513743 whose registered office is at 56 Administration Drive, P.O. Box 3190, Road Town, British Virgin Islands (the "Company").

WHEREAS:

The parties have agreed to regulate their affairs in relation to the Company on the terms and conditions of this Agreement.

IT IS AGREED as follows:-

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

Throughout this Agreement, the following words and phrases have the meanings set out below:-

20% Shareholder	means any person who holds A Shares and/or B Shares which carry the right to exercise 20% or more of the votes ordinarily exercisable at a general meeting of the Shareholders.

50% Notice	has the meaning given to that expression in clause 4.2.3.

50% Shareholder	means any person who holds A Shares and/or B Shares which carry the right to exercise more than 50% of the votes ordinarily exercisable at a general meeting of the Shareholders.

Announcements	means the announcements to be made by the parties in the approved terms.

Annual Budget	has the meaning given to that expression in clause 5.2.5.

A Shares	means the fully paid A ordinary shares of $0.01 each in the capital of the Company.

Attorney	has the meaning given to that expression in clause 11.6 where used in clause 11, in clause 12.10 where used in clause 12 and in clause 13.14 where used in clause 13.

Available Profits
means the Company's accumulated, realised profits, so far as not previously utilised by distribution or capitalisation, less its accumulated, realised losses, so far as not previously written off as a reduction or reorganisation of capital duly made.

Board	means the board of Directors of the Company from time to time.

B Shares	means the fully paid B ordinary shares of $0.01 each in the capital of the Company.

Business	means the business to be carried on by the Company set out in clause 2.1.

Business Day
means any day other than a Saturday or Sunday, on which clearing banks are open for business in the City of London, the British Virgin Islands, the United States, Hong Kong and the People's Republic of China.

Business Plan	means the business plan of the Group, as may be amended or replaced from time to time in accordance with this Agreement, the first such business plan being the business plan in the approved terms.

Chairman	means the Chairman of the Board appointed in accordance with clause 4.24.

China Gold	China Gold, LLC, a limited liability company organised under the laws of the State of Kansas in the United States.

Competitor
a person engaged or interested in the mining of iron ore within 100kms of any of the land owned by any member of the Group at the date of this Agreement or of any other land owned by any member of the Group from time to time.

Confidential Information
means all information (whether oral or recorded in any medium) relating to any Group Company's business, financial or other affairs (including future plans of any Group Company) which is treated by a Group Company as confidential (or is marked or is by its nature confidential).

Consulting Agreement
the Consulting Agreement entered into by the Company and Lu Benzhao dated 11 August 2008 as amended by the Agreement on Amendment dated 13 January 2009, as novated by the Novation Agreement dated 13 January 2009, as amended by the Agreement on Amendment dated 11 February 2009, by Letter Agreements dated 26 February 2009 and 5 March 2009 and as further amended novated or substituted from time to time.

Conversion Notice	has the meaning given to that expression in clause 13.16.

Deed of Adherence	means the deed of adherence to this Agreement in the form of Schedule 2.

Deferred Shares
means the deferred non-voting shares of $0.01 in the capital of the Company resulting from the conversion of the B Shares under clause 13 which shall carry the rights set out in the Memorandum and Articles.

Diminution Value	means the diminution in fair market value of each A Share and B Share held (or deemed to be held under clause 13.7.3) by London Mining and calculated in accordance with clauses 13.5 to 13.8.

Director	means any director for the time being of the Company or any Subsidiary Company including, where applicable, any alternate director.

Director Fee	has the meaning given to that expression in clause 4.2.5.

Exit	means a Sale or Quotation.

Extra Shares	has the meaning given to that expression in clause 9.10 where used in clause 9 and in clause 12.5 where used in clause 12.

Fee Adjustment Date	has the meaning given to that expression in clause 6.15.1.

Fee Repayment Amount	means the amount repaid by London Mining as determined by clauses 6.16.15 and 6.16.16.

Group
means the Company and any company which is a subsidiary undertaking of the Company from time to time (including the Target Entities and MZM (on completion of the acquisition of MZM pursuant to the MZM Equity Transfer Agreement) and any of their subsidiary undertakings) and references to "Group Company" and "member of the Group" shall be construed accordingly and references to "Subsidiary Company" shall mean a member of the Group other than the Company.

HK Co
means China Global Mining Resources Limited, a limited liability company incorporated pursuant to the laws of Hong Kong whose registered office is at 41st Floor Bank of China Tower, 1 Garden Road Central, Hong Kong.

Independent Valuer
means a partner of at least 10 years' standing at a leading UK firm of accountants (acting as an expert and not an arbitrator) nominated and agreed to by the parties concerned or in the event that the parties concerned disagree on the nomination and no agreement is reached within 10 Business Days of the proposed nomination by one party, appointed by the President from time to time of Institute of Chartered Accountants in England and Wales on application by any of the parties concerned.

JORC Code
means the Australian Code for Reporting Mineral Resources and Reserves published by the Joint Ore Reserves Committee of the Australasian Institute of Mining and Metallurgy, Australian institute of Geoscientist and the Minerals Council of Australia.

Licences
means up-to-date and valid licences, approvals, permits and certificates for each Target Entity and MZM issued by the appropriate body (and for the appropriate purpose) necessary for operation of the businesses (as set out in the Business Plan) of the Target Entities and MZM including, but not limited to:

(a) in the case of MXM:

	(i)	an updated business licence;

	(ii)	a safe production permit;

	(iii)	an explosives permit;

	(iv)	a permit for water and soil conservation plan;

	(v)	a land use and/or occupation rights certificate; and

	(vi)	the extended mining licence referred to the Target Entity Equity Transfer Agreement for MXM;

(b)	in the case of NSM:

	(i)	the licences and permits set out in (a)(i) to (v) above.

	(ii)	a land use right certificate;

	(iii)	a premises ownership certificate;

	(iv)	a construction and land use planning permit; and

	(v)	a construction project planning permit; and

(c)	in the case of MZM:

	(i)	an updated business licence;

	(ii)	the licences and permits set out in (a)(ii) to (v), (b)(iv) and (v) above; and

	(iii)	a mining licence.

LM Fee Termination Date	has the meaning given to that expression in clause 6.11.

LM Management Fee	has the meaning given to that expression in clause 6.11.

LM Services Agreement	has the meaning given to that expression in clause 6.19.

Management Information
means the financial statements and management accounts for the Group made up to, and as at the end of, the relevant calendar month, in such form as may be specified by the Board from time to time but, in any event (or unless otherwise specified) incorporating:

(a)
an operational report from the Operator (or, if the Operator Agreement is terminated, any successor appointed by the Company or if no successor is appointed, the Company) identifying key issues relating to the Business including a description of any matters that have arisen which may affect the reputation of the Group and details of any iron ore or iron ore related products both mined, produced or sold;

(b)
a profit and loss account, balance sheet and cash flow statement (including details of all funds spent and all commitments made during the relevant period) for the Group on a monthly and year-to-date basis together with a breakdown identifying and explaining variances from the current Business Plan and the prior year figures; and

(c)
a commentary by the Operator (or, if the Operator Agreement is terminated, any successor appointed by the Company or if no successor is appointed, the Company) on the items listed in paragraph (b) above.

Matang Development Cost
means any cost or expense incurred or agreed to be incurred in connection with the development of MZM and its operations required in order for MZM to have an ongoing production rate as contemplated by the Business Plan as approved as at the date of this Agreement.

Memorandum and Articles	means the memorandum and articles of association of the Company, as amended from time to time.

MOFCOM	means the Ministry of Commerce for the People’s Republic of China.

Monitoring Agreement
means the agreement in the approved terms entered into by Wits Basin and London Mining on or around the date of this Agreement pursuant to which Wits Basin agrees to review and monitor the Operator's compliance with the terms of the Operator Agreement as amended, novated or substituted from time to time.

MXM
means Maanshan Xiaonanshan Mining Co. Ltd, a limited liability company incorporated in the People's Republic of China whose registered address is Putang Village, Huoli Town, Maanshan Municipality, Anhui Province, PRC.

MXM Equity Transfer Agreement
means the equity transfer agreement dated 11 August 2008 relating to the acquisition of all the shares in MXM, as amended by an agreement dated 29 October 2008 and as further amended, assigned, novated or substituted from time to time.

MZM
means Maanshan Zhao Yuan Mining Co. Ltd, a limited liability company incorporated in the People's Republic of China whose registered address is 6 South Hongqi Road, Maanshan Economic and Technology Development Zone, Maanshan Municipality, Anhui Province, PRC.

MZM Consideration	has the meaning given to that expression in clause 6.24.

MZM Equity Transfer Agreement
means the equity transfer agreement dated 11 August 2008 relating to the acquisition of all the shares in MZM, as amended by letter agreements dated 11 February 2009 and 5 March 2009 and as further  amended, assigned, novated or substituted from time to time.

Nominated Director	means a director appointed by a Shareholder in accordance with clauses 4.2 or 6.5 (other than a Non-Shareholder Director).

Non-Shareholder Director	means Lu Benzhao, pursuant to his appointment to the board of the Target Entities in accordance with clause 4.2.5.

NSM
means Nanjing Sudan Mining Co. Ltd, a limited liability company incorporated in the People's Republic of China whose registered address is Dangyang Town, Jiangning District, Nanjing Municipality, Jiangsu Province, PRC.

NSM Equity Transfer Agreement
means the equity transfer agreement dated 11 August 2008 relating to the acquisition of all the shares in NSM, as amended by an agreement dated 29 October 2008 and as further amended, assigned, novated or substituted from time to time.

Operator
means Green Earth Mining Resources Limited, registration number 1518318 with registered address: c/o Chu & Chu/Comsec Ltd, 1801-5, 18/F, Tower 2, China Hong Kong City, 33 Canton Road, TST, Hong Kong, that is the company incorporated and owned by William Green, which is engaged by the Company or a member of the Group to manage and operate the Target Entities and MZM and any future operations of the Group as approved by the Qualifying Shareholders.

Operator Agreement
means the agreement in the approved terms dated on or around the date of this Agreement entered into by MXM, the Company, Wits Basin, London Mining and the Operator as amended, novated or substituted from time to time.

Oslo Axess	means a regulated marketplace at the Oslo Børs ASA (in English: "the Oslo Stock Exchange").

Other Shareholders	has the meaning given to that expression in clause 9.9 where used in clause 9 and in clause 11.1 where used in clause 11.

Outstanding Sudan Consideration	has the meaning given to that expression in clause 6.23.

Payment Date	has the meaning given to that expression in clause 6.14.

Percentage Threshold	has the meaning given to that expression in clause 4.2.1

Promissory Note
means the Promissory Note in the approved terms dated on or around the date of this Agreement for US$4,800,000 in principal issued by the Company in favour of Wits Basin in consideration for the acquisition of HK Co by the Company from Wits Basin.

Proportionate Allocation	has the meaning given to that expression in clause 9.10 where used in clause 9 and in clause 12.5 where used in clause 12.

Qualifying Shareholder	means any person who holds A Shares and/or B Shares which carry the right to exercise 40% or more of the votes ordinarily exercisable at a general meeting of the Shareholders.

Quotation
means the admission of the whole of any class of the issued share capital of the Company or any Subsidiary Company to the Official List of the Financial Services Authority, and to trading on the London Stock Exchange's market for listed securities, or to trading on the AIM market of the London Stock Exchange, or to trading on the Hong Kong Stock Exchange's market for listed securities or on any other recognised investment exchange, recognised overseas investment exchange, designated investment exchange or designated overseas investment exchange, in each case as defined in the Financial Services and Markets Act 2000 or any other securities exchange.

Reserved Matters	means the matters listed in Schedule 1 requiring Qualifying Shareholders' consent.

Repayment Amount	has the meaning given to that expression in clause 6.11.

Repayment Date	has the meaning given to that expression in clause 15.4.

Retained Consulting Payment	means such part of the US$2 million retained from the First Payment (as that term is defined under the Consulting Agreement) that is payable to Lu Benzhao in accordance with the Consulting Agreement.

RMB	means Renminbi, the lawful currency of the People's Republic of China.

Sale
means the sale of the whole of the issued equity share capital of the Company or all or substantially all of the assets of the Group to a single buyer or to one or more buyers as part of a single transaction.

Second Amended and Restated
Pledge Agreement	means the Second Amended and Restated Pledge Agreement dated 22 December 2008 granted by Wits Basin in favour of China Gold.

Shares	means the A Shares and the B Shares.

Shareholders	means any holder of any Share from time to time in accordance with the provisions of this Agreement.

Shareholder's Group
means, in relation to a Shareholder, that Shareholder and its subsidiary undertakings, any parent undertaking, whether direct or indirect, of such Shareholder and any other subsidiary undertaking of any such parent undertaking from time to time but excluding the Company and each Subsidiary and references to "member" or "members" of the "Shareholder's Group" shall be construed accordingly.

Subscription	means the subscription by London Mining for A Shares on or around the date of this Agreement.

Subscription Agreement
means the subscription agreement dated 12 January 2009 entered into by Wits Basin and London Mining in relation to the establishment of the joint venture through which the Business will be operated as amended by the amendment agreement dated 17 March 2009, and as further amended, novated, restated  or substituted from time to time.

Subsidiaries	means the Group excluding the Company.

Target Entities	means each of NSM and MXM, together with their respective subsidiary undertakings.

Term	means the period of two years commencing on the date of this Agreement or such longer period as may be agreed in writing by the Qualifying Shareholders.

Third Party Funding	has the meaning given to that expression in clause 7.5.2.

Top Up Shares	shall have the meaning given to that expression in clause 9.11 where used in clause 9 and in clause 12.6 where used in clause 12.

Transfer Shares	has the meaning given to that expression in clause 13.1.

Trigger Event	has the meaning given to that expression in clause 13.2.

US$	means United States Dollars, the lawful currency of the United States.

WB Loan	means the loan in the amount of US$5,750,000 granted by London Mining to Wits Basin under the terms of the WB Loan Agreement.

WB Loan Agreement	means the loan agreement in the approved terms dated on or around the date of this Agreement pursuant to which London Mining grants Wits Basin the WB Loan.

Wits Basin Promissory Note
means the Second Amended and Restated Promissory Note in the aggregate principal amount of US$10,421,000 issued by Wits Basin to China Gold dated 22 December 2008 pursuant to the Convertible Notes Purchase Agreement dated 10 April 2007 between China Gold and Wits Basin as amended by the Amendment to the Convertible Notes Purchase Agreement dated 19 June 2007, by the Amendment No. 2 to the Convertible Notes Purchase Agreement dated 10 November 2008, the Amendment No. 3 to the Convertible Notes Purchase Agreement dated 22 December 2008 and as amended from time to time.

1.2	Interpretation

1.2.1
Unless the context otherwise requires, words and expressions defined in or having a meaning provided by the UK Companies Act 2006 shall have the same meaning in this Agreement.  The term "connected person" shall have the meaning attributed to it at the date of this Agreement by section 839 of the Income and Corporation Taxes Act 1988 and the words "connected with" shall be construed accordingly.

1.2.2	A reference to any statutory provision in this Agreement:-

(a)	includes any order, instrument, plan, regulation, permission and direction made or issued under such statutory provision or deriving validity from it;

(b)
shall be construed as a reference to such statutory provision as in force at the date of this Agreement (including, for the avoidance of doubt, any amendments made to such statutory provisions that are in force at the date of this Agreement);

(c)	shall also be construed as a reference to any statutory provision of which such statutory provision is a re-enactment or consolidation; and

(d)	shall also be construed as a reference to any later statutory provision which re-enacts or consolidates such statutory provision.

1.2.3	References to a clause are (unless otherwise stated) to a clause of this Agreement.

1.2.4	The headings used in this Agreement are for convenience only and shall not affect its meaning.

1.2.5
A document expressed to be "in the approved terms" means a document, the terms, conditions and form of which have been approved by the Shareholders and a copy of which has been identified as such and initialled by or on behalf of each of London Mining and Wits Basin.

1.2.6	A document expressed to be an Annexure means a document a copy of which has been identified as such and initialled by or on behalf of each of the Shareholders.

1.2.7	Words importing one gender shall (where appropriate) include any other gender and words importing the singular shall (where appropriate) include the plural and vice versa.

1.2.8
Any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall, in respect of any jurisdiction other than that of England, be deemed to include what most nearly approximates in that jurisdiction to the English legal term.

1.2.9	Any time or date shall be construed as a reference to the time or date prevailing in England.

1.2.10	If any event or payment under this Agreement must occur on a stipulated day which is not a Business Day, then the stipulated day will be taken to be the next Business Day.

1.2.11
A reference in this Agreement to London Mining or Wits Basin (as the case may be) shall be deemed where the context permits to be or to include a reference to any permitted transferee under this Agreement (including in the case of Wits Basin, China Gold if it enforces its  security over the Shares held by Wits Basin).

1.3
A reference in this Agreement to the transfer of any Share shall mean the transfer of either or both of the legal and beneficial ownership in such Share and/or the grant of an option to acquire either or both of the legal and beneficial ownership in such Share and the following shall be deemed (but without limitation) to be a transfer of a Share:-

1.3.1	any direction (by way of renunciation or otherwise) by a Shareholder entitled to an allotment or issue of any Share that such Share be allotted or issued to some person other than himself;

1.3.2
any sale or other disposition of any legal or equitable interest in a Share (including any voting right attached thereto) and whether or not by the registered holder thereof and whether or not for consideration or otherwise and whether or not effected by an instrument in writing; and

1.3.3	any grant of a legal or equitable mortgage or charge over any Share.

1.4
In construing this Agreement, general words introduced by the word "other" shall not be given a restrictive meaning by reason of the fact that they are preceded by words indicating a particular class of acts, matters or things and general words shall not be given a restrictive meaning by reason of the fact that they are followed by particular examples intended to be embraced by the general words.

2.	BUSINESS OF THE COMPANY

The Business

2.1	The Business shall be:-

2.1.1
the operation of the Target Entities and, following the completion of the acquisition of MZM pursuant to the MZM Equity Transfer Agreement (if applicable), MZM, whose main businesses are the mining, processing and sale of iron ore; and

2.1.2	to do such other things as may be ancillary to any of the above or agreed from time to time in accordance with this Agreement.

2.2	Unless otherwise agreed by the Qualifying Shareholders, the Company shall not carry on any business other than the Business.

3.	SHAREHOLDERS' UNDERTAKINGS

Each of the Shareholders undertakes to the other:-

3.1
to observe and perform its own obligations under this Agreement and give full effect to the provisions of this Agreement and (so far as it is able so to do by the exercise of voting rights in the Company and the power to appoint and remove directors of the Company and the Subsidiary Companies in accordance with this Agreement) to procure that the Company will and procure that each Subsidiary Company will at all times perform and observe all its obligations under this Agreement;

3.2
to procure that, in the case of a meeting of the Company, a duly authorised representative empowered to do all acts and make all decisions on its behalf in connection with such meeting, and in the case of a meeting of the Board, a Shareholder shall procure that a director nominated by it, or his alternate, shall at all reasonable times be available to attend relevant meetings of the Company or the Board or the board of each Subsidiary Company (as the case may be); and

3.3
to disclose to the Company and the other Shareholders as soon as practicable after it becomes aware of the same, any information of a material nature relating to the Business of which it becomes aware.

4.	BOARD OF DIRECTORS

Appointment and removal of Directors

4.1
The number of Directors of the Company shall be not less than two and not more than five (or such higher number as shall be required to give effect to the provisions of this clause 4 or clause 6.5) unless otherwise agreed in writing by all of the Qualifying Shareholders.

4.2	Subject to the receipt of any required regulatory approvals:

4.2.1
subject also to clauses 4.2.3 and 6.5, each Shareholder shall be entitled, by serving written notice of appointment on the Company, to appoint from time to time one Director to the Board (and to any committee of the Board) for every 20% of the issued Shares held by it (each a "Percentage Threshold") and to remove or substitute from time to time any Director so appointed by it by serving written notice of such removal or substitution on the Company and, by serving written notice of appointment, to appoint from time to time another Director in place of any Director so removed or who vacates office for any reason;

4.2.2
subject also to clauses 4.2.3, 4.2.4, 4.2.5, 4.2.6 and 4.10, each Qualifying Shareholder shall be entitled, by serving written notice of appointment on a Subsidiary Company, to appoint from time to time two Directors to the board of each Subsidiary Company (and to any committee of any such board) or such other number as the Qualifying Shareholders shall agree in writing and to remove or substitute from time to time any Director so appointed by it by serving written notice of such removal or substitution on the relevant Subsidiary Company and by serving written notice of appointment, to appoint from time to time another Director from time to time in place of any Director so removed or who vacates office for any reason;

4.2.3
subject also to clauses 4.2.4, 4.2.5, 4.3.3, 4.10, and 6.5, any 50% Shareholder shall be entitled by serving written notice of appointment or removal on the Company or relevant Subsidiary Company to appoint and remove from time to time such Directors to or from the Board and/or to or from the board of each Subsidiary Company (and to any committee of any such board) ("50% Notice") such that the 50% Shareholder has a majority of Directors appointed to the Board and/or the board of each Subsidiary (and to any committee of any such board) ("Majority Representation") and by serving written notice of appointment from time to time to remove any such appointed Director and replace him with any other Nominated Director.  This clause shall not entitle any 50% Shareholder to serve a notice of removal on the Company or any Subsidiary Company in respect of a Nominated Director (other than in respect of a Director nominated by the 50% Shareholder) unless the articles of association of the relevant company prevent the appointment by the 50% Shareholder of such additional Directors required to give it a Majority Representation on the relevant board;

4.2.4
subject also to clauses 4.10 and 6.5, for so long as the articles of association of any Target Entity limits the number of directors appointed to the board of such Target Entities to three, each Qualifying Shareholder shall be entitled, by serving written notice of appointment on such Target Entity, to appoint from time to time 1 Director to the board of such Target Entity (and to any committee of any such board) and to remove or substitute from time to time any Director so appointed by it by serving written notice of such removal or substitution on the relevant Subsidiary Company and by serving written notice of appointment, to appoint from time to time another Director from time to time in place of any Director so removed or who vacates office for any reason;

4.2.5
the Qualifying Shareholders agree that Lu Benzhao shall be appointed as a Non-Shareholder Director of the Target Entities. The Non-Shareholder Director shall be removed as a Director of the Target Entities in accordance with clause 4.5. The parties agree that for so long as the Non-Shareholder Director is appointed as a Director to the Target Entities, the Company and the Shareholders shall (so far as they are able) procure that:

(a)
the Non-Shareholder Director shall receive from the Target Entities a monthly fee as agreed by the Qualifying Shareholders in respect of his role as a director of both of XNS and Sudan ("Director Fee") provided that, in the absence of agreement from London Mining, the Director Fee shall not be, in aggregate, in excess of US$0.5 million in 2009 and US$0.5 million in 2010. There shall be no Director Fee payable in any subsequent year unless agreed in writing by each of the Qualifying Shareholders;

(b)
the Director Fee shall be paid in US Dollars, however if regulatory requirements require that the Director Fee is paid in RMB, the Director shall be paid in RMB, using an exchange rate of US Dollars to RMB at the middle rate issued by the People's Bank of China on the date immediately prior to payment; and

(c)	the amount or timing of payment of the Director Fee cannot be varied without the consent of each Qualifying Shareholder; and

4.2.6
subject also to clauses 4.10 and 6.5, following the amendment to the articles of association of the relevant Target Entity pursuant to clause 4.3.2 and for so long as Lu Benzhao is a Non-Shareholder Director of the relevant Target Entity, London Mining, so long as it is a Qualifying Shareholder, shall be entitled, by serving written notice of appointment on the relevant Target Entity, to appoint two directors to the board of the relevant Target Entity (and to any committee of the board) (in addition to the appointment rights of London Mining under clauses 4.2.1 to 4.2.4 and 6.5) and Wits Basin shall be entitled, so long as it is a Qualifying Shareholder, by serving written notice of appointment on the relevant Target Entity, to appoint 1 Director to the board of the relevant Target Entity (and to any committee of the board) (in addition to the appointment rights of Wits Basin under clauses 4.2.1 to 4.2.4) and each of London Mining and Wits Basin shall be entitled from time to time to remove such further directors so appointed and replace them with any other Director.

4.3	The Company (or the Company will procure that the relevant Subsidiary Company (as appropriate)) shall as soon as reasonably practicable after the date of this agreement:

4.3.1	use its best endeavours to obtain any regulatory approvals required to:

(a)	appoint and remove Directors in accordance with clauses 4.2, 4.4 and 6.5; and

(b)	amend the memorandum and articles of association of any Subsidiary Company in accordance with clause 4.3.2 and clause 4.3.3;

4.3.2	amend the articles of association of the Target Entities such that they permit the appointment of 4 or more Directors to the board of each Target Entity; and

4.3.3
amend the articles of association of any Subsidiary Company (as applicable) such that they permit the appointment of a majority of Directors to the board of each Subsidiary Company in accordance with clause 6.5 or by a 50% Shareholder pursuant to clause 4.2.3 with effect from (or as soon as practicable following) a Shareholder becoming a 50% Shareholder.

4.4	Subject to clause 6.5, a Shareholder shall be obliged to remove from:

4.4.1
the Board (and any relevant committee of the Board) such number of Directors appointed by it each time its holding of Shares decreases to below a Percentage Threshold such that the number of remaining Directors appointed by such Shareholder is commensurate with its revised percentage shareholding in accordance with clause 4.2. Any Shareholder whose holding of Shares decreases, for any reason, to less than 20% of the Shares shall cease to be entitled to appoint a Director and shall be obliged to remove all of its existing Directors appointed by it from the Board;

4.4.2	the board of any Subsidiary Company (and any relevant committee of the board of a Subsidiary Company), any Director nominated by it under clause 4.2 if it ceases to be a Qualifying Shareholder; and

4.4.3
the Board or any board of any Subsidiary Company (and any relevant committee of such board), such Directors nominated by it under clause 4.2.3 to give effect to any 50% Notice if that Shareholder ceases to hold A Shares or B Shares which carry the right to exercise 50% of the votes ordinarily exercisable at a general meeting of Shareholders.

4.5
The Shareholders and the Company shall procure that the relevant shareholder of each Target Entity shall remove from the board of the Target Entity (and any associated committee) the Non-Shareholder Director on the earlier of the date that is 12 months following the date of this Agreement and as requested in writing by London Mining, or as otherwise agreed by the Qualifying Shareholders in writing.

4.6
A Shareholder removing any of its Nominated Directors from the Board or any Subsidiary Company, shall be responsible for, and shall indemnify the Company or the Subsidiary Company (as applicable) and the other Shareholders, against any claim by any Director so removed for wrongful or unfair dismissal or redundancy or any other claim for compensation arising out of such removal or loss of office.

4.7
Each Shareholder entitled to appoint a Director or Directors under clause 4.2 may at any time elect to appoint observers instead of appointing directors, provided that no Shareholder may elect to appoint an observer instead of appointing a Director if it would result in the Board having less than the number of Directors required pursuant to clause 4.1.

4.8	Other than in accordance with clauses 4.2 and 6.5, no Directors of the Company or any Subsidiary Company can be appointed or removed without the prior written consent of each Qualifying Shareholder.

4.9
No Shareholder may exercise its voting or other powers in relation to the Company to remove a Nominated Director unless requested to do so by the Qualifying Shareholder which appointed the Nominated Director.

4.10
In respect of any appointment or removal of directors to the Company or any Subsidiary Company to be made pursuant to clauses 4 or 6.5, each party agrees to do all things necessary to give effect to such appointment or removal.

Alternate Directors

4.11
Each Nominated Director shall be entitled to appoint by written notice any person to be his alternate, and each Director or any such alternate shall not be required to hold any share qualification, shall not be subject to retirement by rotation and, with respect to any such alternate, shall not be removed except by the Nominated Director who appointed him. Any Director who is also appointed as an alternate shall be entitled to vote at a meeting of the Board or the board of each Subsidiary Company on behalf of the Director so appointing him in addition to being entitled to vote in his own capacity as a Director and in such circumstances his two votes shall be counted as votes from two Directors for the purposes of clause 4.17.

4.12
Any Director appointed under clauses 4.2 or 6.5 shall be entitled to pass to the Shareholder appointing him and any member of such Shareholder's Group full details of any information which may come into his possession as a Director of the Company or any Subsidiary Company.

Board Meetings

4.13
Unless otherwise agreed in writing by the Nominated Directors of the relevant board, 10 Business Days' prior notice shall be given of each meeting of the Board or the board of each Subsidiary Company (except in the case of an emergency or in order to comply with any timetable laid down by this Agreement).  Notice of a meeting of the Board or the board of each Subsidiary Company shall be deemed to be properly given to a Director if it is given to him personally or sent in writing to him by email or facsimile transmission to such address or number as the Director may have notified to the Company or Subsidiary Company (as applicable) for this purpose or, if no such address or number has been notified, by first class pre-paid post (or by first class pre-paid airmail if from one country to another country) at his last known address or any other address given by him to the Company or Subsidiary Company (as appropriate) for this purpose.  Such notice shall, unless the Board or the board of the relevant Subsidiary Company otherwise determines, include an agenda of the business to be considered at that meeting. A Director may waive notice of any board meeting either prospectively or retrospectively.

4.14
The Board shall meet or convene a Board meeting as often and in such places as the Board shall decide, provided that, unless otherwise agreed by the Board, a Board meeting shall be held at least once every quarter at such place as the Board may agree in each year provided that a Director shall be entitled to attend the meeting by telephone.  The board of each Subsidiary Company shall meet or convene a board meeting as often and in such places as the relevant board shall decide provided that a Director shall be entitled to attend the meeting by telephone.

4.15
The quorum for any meeting of the Board or of the board of any Subsidiary Company shall be two and shall consist of at least one Nominated Director (or his alternate) appointed by each Qualifying Shareholder entitled to do so under clauses 4.2 or 6.5 and a quorum of Directors must be present throughout all meetings of the Board or the board of any Subsidiary Company except that a Nominated Director (or his alternate) shall not be required to be present for the discussion of any business in respect of which such Nominated Director is not entitled to attend or vote pursuant to clause 4.20 and the quorum for such meeting shall be altered accordingly.

4.16
If within half an hour from the time appointed for a meeting of the Board or a board of a Subsidiary Company a quorum of Directors is not present, or during a meeting a quorum of Directors ceases to be present, the meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other time and place as the Directors present may decide and at the adjourned meeting, any two Directors shall constitute a quorum.

4.17
Subject to clause 4.11, each Director shall have one vote.  Subject to clause 4.18, a simple majority of votes cast by those Directors present and eligible to vote will be required to pass any resolution of the Board or the board of each Subsidiary Company.

4.18
Subject to clauses 6.5 and 7.5.4, the Board and the board of directors of any Subsidiary, shall not have the power to carry out any of the Reserved Matters without prior written consent of the Qualifying Shareholders in accordance with clause 6.2.

4.19
For so long as the Non-Shareholder Director is appointed to the board of a Target Entity, subject to clause 4.2.3 having effect and subject to clauses 6.5 and 7.5.4, each Shareholder covenants that it shall procure that its Nominated Directors (if any) shall exercise their voting rights at any board meeting of such Target Entity to procure that all decisions of the board have the prior written consent of each of the Qualifying Shareholders. The parties agree that breach of this clause by a Shareholder shall constitute a material breach of this Agreement by that Shareholder.

Conflicts of Interest

4.20
No Director (or his alternate) shall be entitled to vote on any resolution concerning a matter in which he has a direct interest or duty which is material and which conflicts with the interests of the Company or any Subsidiary Company, and for the purposes of this clause 4.20, the interests of the Shareholder which appointed a Nominated Director shall be deemed to be the interests of the Nominated Director (and his alternate) so appointed provided that this clause 4.20 shall not apply to any matter if all the Nominated Directors have a conflict in respect of such matter and provided further that, subject to clause 4.23, such Director (and his alternate) shall still be entitled to receive notice of and attend and speak in respect of the business at any meeting in respect of which a resolution is proposed on which, by virtue of this clause 4.20, such Director is not entitled to vote.  For the avoidance of doubt, Wits Basin’s obligation to monitor and review the Operator’s performance shall not constitute a conflict of interest of Wits Basin or any Wits Basin Nominated Director (other than William Green) in connection with any resolution concerning the Operator absent any additional evidence of such conflict. However, to the extent that there is a resolution on a matter concerning the Operator and any Wits Basin Nominated Director is connected with the particular matter by virtue of being employed by, engaged by or otherwise affiliated with the Operator, that would give rise to a conflict of interest for the purpose of this Agreement.

4.21
For the purposes of clause 4.20, an interest of the Nominated Director who appointed an alternate or the Shareholder which appointed the relevant Nominated Director shall be treated as an interest of the alternate, without prejudice to any interest which the alternate otherwise has (but not vice versa).

4.22
A Director (or an alternate) shall not be entitled to attend and speak at such part of the meeting of the Directors at which it is proposed to discuss or vote on any matter upon which he (or if an alternate, the Nominated Director who appointed him) is not entitled to vote by virtue of clause 4.20 if the disclosure to such Director or his nominating Shareholder or his alternate of the specific commercial terms being discussed or voted upon could compromise the Company's ability or Subsidiary Company's ability to secure the most favourable commercial deal or where the information or proposals to be discussed or voted upon at the meeting directly relate to a dispute between the Company or any Subsidiary Company and the Shareholder which appointed the Nominated Director or a member of the respective Shareholder's Group.

4.23
All of the Directors present at a meeting of the Board or the board of a Subsidiary Company shall together determine in good faith whether any Director is or is not eligible to vote in accordance with this clause 4 or is or is not eligible to attend in accordance with clause 4.22 and, unless the vote of the conflicted Director would not affect the decision of the Board or the board of a Subsidiary Company reached in accordance with clause 4.17, in the absence of agreement a dispute shall be deemed to have arisen and the provisions of clause 14 shall apply.

Chairman

4.24
The Qualifying Shareholders agree that the first Chairman of the Board shall be Stephen D. King, who shall be appointed for a term of two years from the date of this Agreement subject to his being a Nominated Director throughout that term.  Thereafter, the Qualifying Shareholders shall co-operate to appoint one of the Nominated Directors to be Chairman of the Board who shall be appointed for such term as the Qualifying Shareholders shall agree from time to time.  If no such appointment is agreed on the expiry of the term of Stephen D. King, the Qualifying Shareholders shall procure that the Chairman of the Board shall be appointed for successive terms of two years (or such other terms as the Qualifying Shareholders shall from time to time agree) from among the Nominated Directors appointed by each of the Qualifying Shareholders in rotation, starting with London Mining.

Directors' Expenses

4.25
The Company (or the Company will procure that the relevant Subsidiary Company as the case may be) shall pay the Shareholders monthly in arrears, all out-of-pocket expenses properly incurred by their respective Nominated Directors (or alternates) in connection with the performance of their duties as directors (together with VAT or any similar tax if applicable thereon).  Unless the Qualifying Shareholders otherwise all agree, none of the Nominated Directors shall be entitled to a fee for acting as a director, for attending to its business or for attending meetings of any board (or committee) meeting of the Company or any Subsidiary Company.

Subsidiary Company

4.26
The Shareholders agree that the provisions of clause 4 relating to board meetings of Subsidiary Companies can be varied with the prior written consent of the Qualifying Shareholders and otherwise each of the Company and each Shareholder undertakes to procure, so far as legally possible, that the constitution of the boards of the Subsidiary Companies and the proceedings of meetings of the board (and committees) of any Subsidiary Company reflects clauses 4 and 6.5.

5.	PROVISION OF INFORMATION

5.1
The Company agrees with the Shareholders that it will introduce and maintain effective and appropriate control systems in relation to the financial, accounting and record-keeping functions of the Group and will keep the Board and the Shareholders informed of the progress of each Group Company's business and affairs and in particular will:-

5.1.1
procure that the Qualifying Shareholders are given such information and such access to the officers, employees and premises of the Group as such Qualifying Shareholder may reasonably require for the purposes of enabling it to monitor its investment in the Company and the development of the Group and to enable it to comply with rules of any exchange on which such Shareholder is listed; and

5.1.2
direct the Company's auditors from time to time to provide direct to the Qualifying Shareholders such information as such Qualifying Shareholder may reasonably request for the purposes of enabling them to monitor their investment in the Company and the development of the Group or to satisfy the requirements of Oslo Axess, or any other securities exchange on which the Qualifying Shareholder or any member of the Qualifying Shareholder's Group is listed or seeks a listing.

5.2
Without prejudice to the generality of clause 5.1, the Company agrees with the 20% Shareholders that it will prepare and send to them or as they may direct (all in such form and detail as is specified by them or as is approved by the Board):-

5.2.1	the Management Information for each monthly accounting period, as soon as reasonably practicable following, and in any event within three weeks of, the end of the relevant month;

5.2.2
the audited consolidated accounts of the Group (together with the notes to those accounts and the Directors' report and auditors' report on those accounts), as soon as reasonably practicable following, and in any event within three months of, the end of the financial year to which they relate;

5.2.3	minutes of each board meeting of any Group Company (and of each committee meeting of any such board), as soon as reasonably practicable following, and in any event within two weeks of, such meeting;

5.2.4	immediately on the Company or any Subsidiary Company becoming aware of them, written details of any circumstances which will or might:-

(a)	cause any actual or prospective material adverse change in the financial position, prospects, assets or business of any Group Company; or

(b)
materially adversely affect the Company's ability to perform its obligations under this Agreement or any Group Company's ability to perform its obligations under any material contract to which it is a party; and

5.2.5
no later than 30 Business Days before the start of each financial period of the Company, the budget and financial plans for the Group in respect of such financial period including the projected income, costs, capital expenditure and cash flows of the Group for each month of the relevant financial period and shall specify the key assumptions used and/or adopted in respect of such projections (the "Annual Budget") and thereafter the Directors and the Qualifying Shareholders shall meet to discuss the draft Annual Budget in good faith with a view to the Company adopting the Annual Budget for the relevant financial period prior to the start of that period, provided that the Board shall not adopt any Annual Budget which has not been approved in writing by each of the Qualifying Shareholders.  If and for so long as no Annual Budget has been approved and adopted in respect of any financial period, then for the duration of such period, the last Annual Budget adopted in accordance with this Agreement, or the Business Plan in respect of any year prior to the adoption of the first Annual Budget, shall apply in respect of that financial period.

5.3
If the Company shall be in breach of any of its obligations under clauses 5.1 or 5.2 then (without prejudice to any other rights which each Qualifying Shareholder may have in respect of such breach) any of the Qualifying Shareholders shall be entitled (at the cost of the Company) to appoint a firm of accountants to obtain, prepare and deliver to it any documents or information that the Company has failed to obtain, prepare or deliver.  For this purpose, the Company shall (and shall procure that each Subsidiary Company shall) promptly make available all its books and records to the relevant Qualifying Shareholder and/or such firm of accountants, each of whom shall be entitled without further authority to enter into and remain on any Group Company's premises for the purpose of, or in connection with, preparing such items.

6.	CONDUCT OF BUSINESS

Management of the Group

6.1
Subject to this clause 6, the day to day management of the Group will be vested in the Operator pursuant to the Operator Agreement.  Wits Basin undertakes and covenants to the Company and the other Shareholders, in accordance with the terms of the Monitoring Agreement, to monitor and review the Operator's performance under the Operator Agreement on behalf of the Company and to notify the Company, London Mining and the other Shareholders if Wits Basin becomes aware that the Operator has committed, or has taken steps which are reasonably likely to give rise to a breach (excluding any non-material breach) of the Operator Agreement.

6.2
Subject to clauses 6.5 and 7.5.4, the Company undertakes to and covenants with each of the Shareholders that it shall not, and each Shareholder undertakes to and covenants with the other Shareholders that it shall exercise and procure that its Nominated Directors (if any) shall exercise their voting rights in the Company to procure (so far as they are able) that the Company shall not, and no Subsidiary Company shall, without the prior written consent of each of the Qualifying Shareholders expressly given for the purpose of this clause 6.2, carry out or agree (whether or not subject to the fulfilment of any conditions) to carry out any of the Reserved Matters.

6.3	The Company agrees with the Shareholders to procure that each Subsidiary Company will comply with the obligations and restrictions contained in clause 6.2 and Schedule 1.

6.4	For the purposes of clause 6.2, a Qualifying Shareholder's consent may be validly given by a Nominated Director appointed by such Qualifying Shareholder if the Nominated Director:

6.4.1	gives his consent in writing to the Board or board of the relevant Subsidiary Company; or

6.4.2
signs a written resolution of the Board or board of the relevant Subsidiary Company or signs the minutes of the meeting of the Board or board of the relevant Subsidiary Company approving the relevant transaction or matter.

6.5
Subject to clause 6.6, if in the reasonable opinion of the Company or London Mining, the Group is not at any time achieving the Business Plan or any member of the Group is breaching or is likely to breach the terms of any Third Party Funding (as defined in clause 7.5.2), the Company shall procure that the Operator shall take all necessary steps promptly to remedy such matter (if capable of remedy by the Operator) and if not remedied within 30 Business Days (the "Operator Remedy Period") of notice from the Company to the reasonable satisfaction of London Mining then, Wits Basin shall use its best endeavours to remedy such matter (if capable of remedy) within a further 30 Business Day period (the "Wits Basin Remedy Period").  If Wits Basin shall fail to remedy the matter to the reasonable satisfaction of London Mining, London Mining shall be entitled, at its sole discretion, to take such reasonable action to remedy the matter and Wits Basin shall, for the purpose of giving effect to this sentence, be deemed irrevocably to have given all consents necessary in accordance with clauses 4.19 and 6.2 to any matters proposed by London Mining to the extent necessary to remedy the matter. Further, if Wits Basin shall fail to remedy the matter to the reasonable satisfaction of London Mining, London Mining shall be entitled to appoint a majority of the Directors to the Board and to the board of each Subsidiary Company from the time it provides written notice of its intent to remedy the matter until the matter is resolved to the reasonable satisfaction of London Mining.  Notwithstanding the foregoing, if London Mining is reasonably required to take action to remedy a matter three or more times (whether arising from the same or different circumstances, provided that multiple actions to remedy a single matter shall constitute one remedy), it shall be entitled, in its sole discretion to appoint a majority of the Directors to the Board and to the board of each Subsidiary Company until such time as London Mining ceases to be a 20% Shareholder. While London Mining has appointed a majority of the Directors to the Board under the provisions of this clause 6.5, clauses 4.2.3 and 4.19 shall not apply.  If London Mining ceases to be a 20% Shareholder, the other provisions of this Agreement suspended by this clause 6.5 will continue to apply in accordance with their terms.

6.6
If in the reasonable opinion of London Mining, the length of the Operator Remedy Period and Wits Basin Remedy Period is likely to cause irreparable harm to the Business, London Mining shall reduce the Operator Remedy Period and Wits Basin Remedy Period to a length it considers, acting reasonably, to be appropriate.

6.7
In the event Wits Basin or London Mining is required to take action pursuant to clause 6.5, the expenses incurred on behalf of the Company or any other member of the Group in connection with their duties shall be paid by the Company (or in the event Wits Basin or London Mining incurs such expenses, it shall be reimbursed by the Company) as soon as practicable after presentation of such valid invoices and other documentation as are reasonably required by the Company; provided that:

6.7.1
to the extent reasonably permitted, Wits Basin or London Mining (as applicable) shall promptly notify the Company and the other shareholders of any material expenses anticipated in connection with the performance of such actions; and

6.7.2	any expenses of in aggregate US$100,000 or more must have the prior written approval of the Company before being incurred by London Mining or Wits Basin on behalf of a member of the Company's Group.

6.8
For the avoidance of doubt, any costs associated with time spent by management of either Wits Basin or London Mining in connection with any action taken pursuant to clause 6.5 shall not constitute an expense that is covered by the reimbursement mechanism in clause 6.7.

6.9	Wits Basin shall meet all its obligations under the Consulting Agreement, including in respect of the provisions dealing with the issue of shares in Wits Basin to Lu Benzhao.

6.10	The Company shall, and the Shareholders shall procure, so far as they are able, that the Company shall:

6.10.1	meet its obligations under the Promissory Note;

6.10.2	make the Retained Consulting Payment (or such part as is payable) to Lu Benzhao to the extent payable under the Consulting Agreement, and

6.10.3
not use the US$2 million subscribed by London Mining for the purpose of paying the Retained Consulting Payment for any reason other than paying the Retained Consulting Payment provided that if the Retained Consulting Payment (or any part of it) is not payable to Lu Benzhao under the terms of the Consulting Agreement ("Retained Sum"), the Retained Sum shall be applied to the operations of the Business as working capital or as otherwise agreed in writing by the parties, provided that nothing in this provision creates any obligation on any Shareholder to provide further finance to the Group unless otherwise agreed in accordance with this Agreement.

LM Management Fee

6.11
Until such time (the "LM Fee Termination Date") as the holders of A Shares have received in aggregate, a net amount after withholding and business tax of US$44.5 million by distributions from the Company (whether by dividends, distributions, return of capital or other means (and including any amounts received by dividend, distribution, return of capital or other means by holders of A Shares in respect of any B Shares acquired from time to time)), but excluding by way of any LM Management Fee and any reimbursement of out-of-pocket expenses) (such aggregated amount received being referred to as the ("Repayment Amount"), the Company shall procure the payment by MXM (or such other member of the Group as the Qualifying Shareholders shall agree) of a fee (the "LM Management Fee") to London Mining (or such other member of its Shareholder's Group as London Mining shall nominate) in accordance with clauses 6.12 to 6.22 in consideration for the provision of consulting and management services ("Services") by London Mining (or such other member of its Shareholder's Group as London Mining may determine) to the Target Entities and such other members of the Group as the Qualifying Shareholders shall agree.

6.12	Subject to clause 6.13, until the LM Fee Termination Date, the LM Management Fee shall be due and payable, in cash and in arrears, in the following amounts:

6.12.1	a net amount after withholding tax or business tax of US$5,500,000 on the date that is twelve months following the date of this Agreement; and

6.12.2	a net amount after withholding tax or business tax of US$4,500,000 on each subsequent anniversary of the date of this Agreement.

6.13
The LM Management Fee shall be paid in US Dollars, however if regulatory requirements require that the LM Management Fee is paid in RMB, the LM Management Fee shall be paid in RMB, using an exchange rate of US Dollars to RMB at the middle rate issued by the People's Bank of China on the Business Day before the relevant payment date (as set out in clause 6.12).

6.14
The LM Management Fee shall accrue on a daily basis from the date of this Agreement, shall be paid to London Mining every 6 months, commencing on the date that is 6 calendar months after the date of this Agreement (each such date being a "Payment Date"). On the date London Mining receives the Repayment Amount (if such date is not a Payment Date), the LM Management Fee for the relevant 6 month period shall be pro-rated up to and including the date of payment and paid to London Mining within 5 days of receiving the Repayment Amount.  For the avoidance of doubt if London Mining receives the Repayment Amount on a Payment Date, it shall receive the LM Management Fee payable on that Payment Date.

6.15	If:

6.15.1	London Mining receives the Repayment Amount within 3 years of the date of the Shareholders' Agreement ("Fee Adjustment Date"); and

6.15.2
at the Fee Adjustment Date there is a material change in the relative net present value of the A Shares owned by London Mining (by reference to the number of A Shares held by London Mining at the date of London Mining's Subscription) ("LM NPV") when compared to the net present value of the B Shares owned by Wits  Basin (by reference to the number of B Shares held by Wits Basin at the date of London Mining's Subscription) ("WB NPV"), in each case calculated on the basis set out in clause 6.16 (such new NPVs being "Adjusted NPVs"), such that the LM NPV has increased so that it is greater than the WB NPV as set out in the approved Business Model as at the date of this Agreement (such excess being the "LM Excess"), the parties agree that London Mining shall repay to Wits Basin the Fee Repayment Amount.

6.16	For the purposes of clause 6.15:

6.16.1	the Adjusted NPVs shall be calculated using the following formula:

 where:

Ct = net cash flows for the Group each year, for a 12 year period ("Cash Flow Period"), relating to MXM, NSM and MZM (and for the avoidance of doubt excluding any cash flows relating to any mines, mining operations or other companies acquired or operated by any member of the Group after the date of this Agreement)

C0 = the amount of the "Initial Cost Investment" as that is set out in the approved Business Plan as at the date of this Agreement

R = Discount rate of 20%

T = cash flow period

and on the following basis:

(a)	the number of shares held by each of London Mining and Wits Basin shall reflect the shareholdings as at the date of London Mining's Subscription; and

(b)
the Adjusted NPVs shall be calculated at t0 (that is the date of this Agreement) and shall include (based on the audited accounts of the Group) the actual net cash flows received in the period up to the Fee Adjustment Date and the forecast net cash flows for the remainder of the Cash Flow Period after the Fee Adjustment Date;

6.16.2
the Fee Repayment Amount shall be an amount equal to 50 per cent of the LM Excess and shall be capped at an amount equal to the aggregate LM Management tax which London Mining receives in the financial year in which the Fee Repayment Amount is due.

6.17
London Mining and Wits Basin shall use reasonable endeavours to agree the WB NPV Shortfall and the Fee Repayment Amount within 15 Business Days of the Fee Adjustment Date; or, in default of agreement within 20 Business Days of the Fee Adjustment Date London Mining or Wits Basin may refer the matters set out in clauses 6.15 and 6.16 to an Independent Valuer for a resolution.  The decision of the Independent Valuer shall, save in the case of manifest error, be final and binding on the parties. The Independent Valuer shall be instructed to determine the WB NPV Shortfall and the Fee Repayment Amount on the basis set out in clauses 6.15 and 6.16.

6.18	The parties agree to work together to establish a tax efficient means of paying the LM Management Fee and giving effect to clauses 6.11 to 6.22.

6.19
The parties shall use best endeavours to enter into, and to procure that MXM (and/or such other member of the Group as the parties shall agree) enters into, a services agreement setting out the terms of the LM Management Fee and the Services in a form reasonably acceptable to London Mining (each being a "LM Services Agreement") within 40 Business Days of the date of this Agreement and to procure that all regulatory approvals for such agreement are obtained. For the avoidance of doubt failure to agree the terms of any LM Services Agreement in accordance with this clause 6.19 shall not affect any of the other obligations in clauses 6.11 to 6.22.

6.20
All amounts paid under the LM Management Fee are inclusive of any applicable sales or value added tax levied on or payable in connection with the services to be provided by London Mining under the LM Services Agreement.

6.21
The Company shall procure that all payments by MXM (or such other member of the Group as the parties shall agree) under the LM Management Fee shall be made without set off or counterclaim, free and clear of any deduction or withholding of any kind.

6.22
If MXM (or such other member of the Group as the parties shall agree) is required by law to make any deduction or withholding from any payment under the LM Management Fee, whether on account of tax or otherwise, the Company shall procure that the sum due from it in respect of such payment shall be increased to the extent necessary to ensure that, after the making of such deduction or withholding, London Mining receives and retains (free from any liability in respect of any such deduction or withholding) a net sum equal to the sum which it would have received had no deduction or withholding been made or been required to be made. The Company shall procure that MXM (or such other member of the Group as the parties shall agree) shall promptly supply London Mining with evidence satisfactory to London Mining that it has accounted to the relevant authority for any sum deducted or withheld.

Acquisition Structure

6.23
Wits Basin shall use best endeavours to procure an amendment to the NSM Equity Transfer Agreement together with any applicable regulatory and governmental approval (including from MOFCOM) or implementation of such other structure as agreed in writing by London Mining and as shall be permitted by law, such that HKCo's obligation to pay any consideration to Lu Benzhao outstanding as at the date of this Agreement under the NSM Equity Transfer Agreement ("Outstanding Sudan Consideration") is deferred such that it is not payable until the earlier to occur of the expiry of:

6.23.1
in the case of the first deferred payment of US$6 million, a 12 month period after the date of this Agreement or in the case of the second deferred payment of US$11 million, a 24 month period after the date of this Agreement; and

6.23.2	the date on which the Company or HKCo receives Third Party Funding in accordance with clause 7.3 to fund the Outstanding Sudan Consideration.

6.24
Wits Basin shall use best endeavours to procure an amendment to the MZM Equity Transfer Agreement together with any applicable regulatory and governmental approving (including from MOFCOM) such that the consideration payable to Lu Benzhao under the MZM Equity Transfer Agreement ("MZM Consideration") is deferred so that it is not payable until the earlier to occur of the expiry of:

6.24.1	in the case of approximately US$5.83 million, a 4 year period after the date of this Agreement; and in the case of approximately US$5.83 million, a 5 year period after the date of this Agreement; and

6.24.2	the date on which the Company or HKCo receives Third Party Funding in accordance with clause 7.3 to fund the MZM Consideration.

6.25
Each of the Company and the Shareholders shall use best endeavours to take all such action, and to procure that HKCo shall take all such action, as may be reasonably required to satisfy the conditions precedent under the MZM Equity Transfer Agreement.

6.26
Wits Basin shall be deemed irrevocably to have given all consents and approvals necessary in accordance with this Agreement to complete the MZM Equity Transfer Agreement and for the Company or any member of its Group to carry out any steps required to develop MZM and its operations such that MZM has an ongoing production rate as set out in the Business Plan approved as at the date of this Agreement.

7.	FINANCE

7.1
No Shareholder shall be under any obligation or liability to provide or procure any further finance to any Group Company or provide or procure any guarantee or indemnity in respect of such finance and shall not have any liability for any other Shareholder's obligations.

7.2
The Company shall use its best endeavours to procure Third Party Funding as soon as possible after the date of this Agreement to meet capital expenditure requirements as set out in the Business Plan for the purpose of maximising cash flow available for the payment of dividends to Shareholders, to be paid in accordance with clause 15 of the Agreement.

7.3
Wits Basin shall use its best endeavours to procure Third Party Funding as soon as possible after the date of this Agreement to meet any Outstanding Sudan Consideration payments, any payments of MZM Consideration and any Matang Development Costs. Such Third Party Funding shall be on terms reasonably satisfactory to London Mining. London Mining agrees that it will not unreasonably withhold its consent to the Third Party Funding provided that the relevant terms are arms length and reasonable terms available to the market.

7.4
The Shareholders shall be under no obligation to give guarantees or indemnities of any nature to or in favour of any Group Company or to or in favour of any other person in respect of any obligations or liabilities of any Group Company.

7.5
The Shareholders agree that the Board shall ensure that the Company shall use its reasonable commercial endeavours to procure that the future financial requirements of the Group, as set out in the last Annual Budget approved by the Qualifying Shareholders as contemplated by clause 5.2.5, are provided for and are met from:-

7.5.1	first, the Group's own resources;

7.5.2
subject to clause 7.6, thereafter from banks and other third party sources ("Third Party Funding") provided that no Third Party Funding shall permit any prospective lender a right to participate in the equity share capital of the Company (save with the prior written consent of the Qualifying Shareholders) and that any security required in respect of such finance shall, if possible, only be provided by the Company and any member of the Group which shall, if necessary and if so agreed by the Board and the Qualifying Shareholders, be empowered to mortgage, charge, pledge or otherwise encumber their assets as security for such finance;

7.5.3	thereafter, from the Shareholders subscribing for further B Shares on a pro rata basis at a price to be agreed by the Qualifying Shareholders; and

7.5.4
finally, if any Shareholder is unwilling or unable to subscribe for B Shares in accordance with clause 7.5.3 (the "Non-Contributing Shareholder"), from the remaining Shareholders subscribing for B Shares at a price to be agreed by the Qualifying Shareholders, or if no agreement on price is reached, at a price to be determined by an Independent Valuer.  The decision of the Independent Valuer shall, save in the case of manifest error, be final and binding on the parties.  The Non-Contributing Shareholder shall, for the purpose of giving effect to this clause 7.5.4, be deemed irrevocably to have given all consents necessary in accordance with clause 6.2 and shall instruct any Nominated Directors appointed by it to approve all resolutions to give effect to clause 7.5.4 and shall attend and vote in favour of all resolutions proposed at any general meeting and required to give effect to clause 7.5.4.

7.6
Each of the 20% Shareholders shall have the right to provide debt finance on the same terms as the Third Party Funding as an alternative to such funding.  The Company shall provide the 20% Shareholders with details of the material terms applicable to the proposed Third Party Funding and afford the 20% Shareholders a reasonable period of time (being not less than 15 Business Days) within which to commit in writing to match such financing terms in all material respects.  If more than one of the 20% Shareholders decide to provide funding, and the total amount of funding exceeds the Company's requirements, such offers of funding shall be treated as offered by such 20% Shareholders in proportion (as nearly as may be) to their existing holdings of Shares.  The Company shall not permit the provision of Third Party Funding on terms more favourable than those notified to the 20% Shareholders in accordance with this clause and to the extent that financing is to be provided by a 20% Shareholder, enter into financing documents on terms and conditions no more onerous than those which would have been required under the Third Party Funding.

8.	VOTING RIGHTS

8.1	The voting rights attached to the Shares shall be as follows:-

8.1.1
on a resolution to be passed at a general meeting of the Company on a show of hands, every member present in person or by proxy or (being a corporation) is present by a duly authorised representative shall have one vote;  and

8.1.2
on a resolution to be passed at a general meeting of the Company on a poll, every member present in person or by proxy or (being a corporation) is present by a duly authorised representative, shall have one vote per Share.

8.2
No business shall be transacted at any general meeting or at any adjourned meeting unless a quorum of Shareholders is present at the time when the meeting proceeds to business and for its duration.  The quorum for a general meeting will be two members either attending in person or by proxy or (being a corporation) is present by a duly authorised representative, provided that each Qualifying Shareholder is represented.

8.3
If within half an hour from time appointed for the meeting a quorum is not present, or if during a meeting a quorum ceases to be present, the general meeting shall stand adjourned to the same day in the next week, at the same time and place, or to such other time and place as the Shareholders present may decide. The quorum for any adjourned general meeting will be any two members either attending in person or by proxy or (being a corporation) present by a duly authorised representative.

8.4	The Deferred Shares shall carry no right to receive written notice of general meetings of the Company or the right to attend or vote on them.

9.	TRANSFERS AND ALLOTMENTS OF SHARES

Transfers

9.1
Subject to clause 9.5, each Shareholder agrees that it will not, during the Term, without the consent of the Qualifying Shareholders effect a transfer of any of its Shares or Deferred Shares other than a transfer of Shares held by Wits Basin in accordance with clause 13 or the terms of the Second Amended and Restated Share Pledge Agreement.

9.2
Each Shareholder agrees that it will not, without the consent of the Qualifying Shareholders create or allow to be created any claim, charge, lien, encumbrance or equity on or over or affecting any of its Shares or Deferred Shares, other than an equitable charge over the Shares held by Wits Basin in favour of China Gold in accordance with the Second Amended and Restated Share Pledge Agreement.

Deeds of Adherence

9.3
Subject to clause 9.4, no transfer or allotment of any Shares shall be made unless the transferee or allottee shall have first executed a Deed of Adherence in the form set out in Schedule 2 and the parties agree that, having executed such Deed of Adherence, the transferee or allottee (as the case may be) shall be bound by, and shall be entitled to the benefit of, the provisions of this Agreement, subject to and in accordance with the terms of the relevant Deed of Adherence, as if they had been named as a party to this Agreement in such capacity as shall be referred to in the Deed of Adherence.

9.4	No Deed of Adherence need be executed where:

9.4.1	the transferee is already a party to this Agreement (in the same capacity as that in which the transferor is a party in respect of the Shares in question); or

9.4.2	the allottee is already a party to this Agreement (in the same capacity as that in which the allottee is to be allotted the Shares in question).

Intra Group Transfers

9.5
At any time after the date of this Agreement, each Shareholder may transfer to one or more wholly-owned members of its Group (the "Intra Group Transferee") all of its Shares and the relevant Shareholder shall provide notice to the other Shareholders immediately upon any such transfer, provided that if following the transfer the Intra Group Transferee ceases to be a wholly-owned member of the relevant Shareholder's Group, the relevant Shareholder shall give notice to the Qualifying Shareholders any of whom shall have the right to require the Shares to be transferred back to the Shareholder or a wholly-owned member of its Group within 30 Business Days of the relevant Qualifying Shareholder's notice.

Pre-emption on transfers following the Term

9.6
The Shareholders agree that following the end of the Term, each Shareholder is entitled to sell all its Shares in accordance with clauses 9 to 12 (but not part of its shareholding except with the written consent of the Qualifying Shareholders or pursuant to the pre-emption provisions contained in clauses 9.7 to 9.15 (inclusive) or under clauses 10 or 12).

9.7
Except in relation to any transfer pursuant to clause 9.5 or by the Other Shareholders (as defined in clause 9.9) pursuant to the tag along provisions in clauses 9.16 to 9.19, or as part of a Quotation in accordance with clause 10, or by Accepting Shareholders (as defined in clause 11.1) pursuant to clause 11, or pursuant to clause 12, following the end of the Term every holder of Shares who wishes to transfer any Shares (the "Seller") to a third party shall give notice in writing of such wish to the Company (the "Transfer Notice").  Each Transfer Notice shall:

9.7.1
specify the number of Shares which the Seller wishes to transfer (the "Sale Shares") provided that if such number is less than the number of Shares held by the Seller and members of the Seller's Group, to be effective, such Transfer Notice will require the written consent of the Qualifying Shareholders;

9.7.2	specify the identity of the person to whom the Seller wishes to transfer the Sale Shares (the "Proposed Transferee");

9.7.3
specify the price per Share (the "Sale Price") at which the Seller wishes to transfer the Sale Shares and other terms and conditions of sale (including details of any warranties, representations, indemnities, covenants and other assurances to be given to the Proposed Transferee and any guarantees to be given) provided that to the extent that any such disclosure of information would result in any breach of any confidentiality undertaking given by the Seller, the Seller may require the other Shareholders to undertake to maintain the confidentiality of such information and any information so supplied shall be deemed to be Confidential Information;

9.7.4	be deemed to constitute the Company as the Seller's agent for the sale of the Sale Shares at the Sale Price in the manner prescribed by clauses 9.8 to 9.15; and

9.7.5	not be varied or cancelled.

9.8
Subject to clause 9.7.1, the Seller may provide in the Transfer Notice that, unless buyers are found for all or not less than a specified number of the Sale Shares, he shall not be bound to transfer any of such Shares ("Minimum Transfer Condition") and any such provision shall be binding on the Company.  Notwithstanding the other provisions of clauses 9.9 to 9.15, if the Transfer Notice contains a Minimum Transfer Condition the Company may not make any allocation of Sale Shares unless and until it has found buyers for the minimum number specified in the Minimum Transfer Condition.

9.9
The Company shall, within 10 Business Days of receipt of the Transfer Notice, give notice in writing to the other Shareholders (the "Other Shareholders") offering for sale the Sale Shares at the Sale Price.  The notice shall specify that the Other Shareholders shall have a period of 30 Business Days from the date of such notice to apply for some or all of the Sale Shares.

9.10
It shall be a further term of the offer under clause 9.9 that, if there is competition among the Other Shareholders for the Sale Shares, such Sale Shares shall be treated as offered among such Shareholders in proportion (as nearly as may be) to their existing holdings of Shares (the "Proportionate Allocation").  However, a Shareholder in his application for Sale Shares may, if he so desires, indicate that he would be willing to purchase a particular number of Shares in excess of his Proportionate Allocation ("Extra Shares").

9.11
If the total number of Sale Shares applied for under clauses 9.9 and 9.10 is less than the available number of Sale Shares, the Company shall give notice in writing to the Other Shareholders offering any unsold Shares at the Sale Price.  The notice shall specify that the Other Shareholders shall have a further period of 15 Business Days from the date of such notice to apply for some or all of the unsold Shares ("Top Up Shares").

9.12	The Company shall allocate the Sale Shares as follows:

9.12.1
if the total number of Sale Shares applied for under clauses 9.9 and 9.10 and, if applicable, clause 9.11 is equal to or less than the available number of Sale Shares, subject to satisfaction of any Minimum Transfer Condition, each Other Shareholder shall be allocated the number applied for in accordance with his application(s); or

9.12.2
if the total number of Sale Shares applied for under clauses 9.9 and 9.10 is greater than the available number of Sale Shares, each Other Shareholder shall be allocated his Proportionate Allocation or such lesser number of Sale Shares for which he has applied and applications for Extra Shares shall be allocated among those Other Shareholders applying for Extra Shares in such proportions as equal (as nearly as may be) the proportions of all the Shares held by such Other Shareholders or such lesser number of Extra Shares for which he has applied; and

9.12.3
if having allocated the Sale Shares in accordance with clauses 9.12.1 or 9.12.2, there remain unallocated Sale Shares, applications for Top Up Shares shall be allocated among those Other Shareholders applying for Top Up Shares in such proportions as equal (as nearly as may be) the proportion of all the Shares held by such Other Shareholders, provided that no person shall be obliged to take more than the maximum number of Shares that he has indicated to the Company he is willing to purchase.

9.13
Allocations of Sale Shares made by the Company pursuant to clause 9.12 shall constitute the acceptance by the persons to whom they are allocated of the offer to purchase those Sale Shares on the terms offered to them.

9.14
The Company shall immediately on allocating any Sale Shares in accordance with clause 9.12 give notice in writing (a "Sale Notice") to the Seller and to each person to whom Sale Shares have been so allocated of the number of Sale Shares so allocated ("Allocated Shares") and the aggregate price payable on such Allocated Shares.  Completion of the sale and purchase of the Allocated Shares in accordance with the Sale Notice shall take place within 15 Business Days of the date of the Sale Notice, whereupon the Seller shall, on payment of the price due in respect of the Allocated Shares, transfer the Allocated Shares with full title guarantee free from all liens, charges and encumbrances to the applicable transferee and deliver the relevant share certificates.  If within 15 Business Days of the date of the Sale Notice, the Transferee has not made payment of the price due in respect of his Allocated Shares, such allocation shall be withdrawn and the entitlement of such person under clauses 9.8 to 9.14 shall be lost.  If the Seller stipulated in the Transfer Notice a Minimum Transfer Condition which, as a consequence of the withdrawal, has not been satisfied, the Sale Notices shall be revoked and the Company may not make any allocation of Sale Shares.

9.15
If the Seller defaults in transferring any Sale Shares pursuant to clause 9.14, the Company may receive the purchase money and may nominate some person to execute an instrument of transfer of such Sale Shares in the name and on behalf of the Seller and thereafter, when such instrument has been duly stamped (if required), the Company shall cause the name of the relevant Other Shareholder to be entered in the register of members as the holder of such Sale Shares and shall hold the purchase money on trust (without interest) for the Seller.  The receipt of the Company for the purchase money shall be a good discharge to the relevant Other Shareholder (who shall not be bound to see to the application thereof) and, after his name has been so entered in the register of members, the validity of the proceedings shall not be questioned by any person.

Tag Along

9.16
If all the Sale Shares are not sold under the pre-emption provisions contained in clauses 9.7 to 9.15 (inclusive) the Company shall (immediately on the exhaustion of such provisions) so notify the Seller and the Other Shareholders (the "Tag Along Notice").  The Tag Along Notice shall include the terms and conditions of the Transfer Notice given in accordance with clause 9.7 and the Seller may at any time, within four calendar months after receiving such notification, transfer to the Proposed Transferee the unsold Sale Shares on the terms and conditions set out in the Transfer Notice and at a price not less than the Sale Price, provided that:

9.16.1
the Board may refuse registration of any Proposed Transferee if the Board reasonably believes the Proposed Transferee to be a Competitor of the Group or a person connected with such a Competitor (or a nominee of either);

9.16.2	the Board may refuse registration of any Proposed Transferee if the Board reasonably believes that the transfer to the Proposed Transferee will materially prejudice the Licences;

9.16.3
any such sale shall be a sale in good faith and the Board may require to be satisfied (in such manner as it may reasonably think fit) that the Sale Shares are being sold for not less than the Sale Price without any deduction, rebate or allowance whatsoever and if not so satisfied may require the Company to refuse to register the transfer;

9.16.4	the Proposed Transferee has executed a Deed of Adherence in accordance with clause 9.3 of this Agreement; and

9.16.5	the provisions of clause 9.17 to 9.19 have been complied with.

9.17
The Tag Along Notice shall specify that each of the Other Shareholders shall have a period of 30 Business Days from the date of such Tag Along Notice to give written notice (the Acceptance Notice") to the Company that it wishes to sell its Shares at the Sale Price to the Proposed Transferee on the same terms and conditions as set out in the Tag Along Notice which shall, for the avoidance of doubt, include such Other Shareholders giving no more warranties, representations, indemnities, covenants and other assurances than those given by the Seller provided that:

9.17.1
each Other Shareholder shall only be required to give warranties, representations, indemnities, covenants and other assurances which relate to or are in respect of the Company and any member of the Group, the Shares owned by it and its capacity to enter into the relevant agreement for the Sale of its Shares;

9.17.2
the aggregate liability of each Other Shareholder under such warranties, representations, indemnities, covenants and other assurances shall be limited to the consideration payable to each Other Shareholder for its Shares by the Proposed Transferee;

9.17.3
any warranties and representations relating to title to the Shares to be given by each Other Shareholder shall only relate to the title to the Shares to be sold by it and any warranties and representations relating to the capacity of such Other Shareholder to enter into the sale and purchase agreement to be given by such Other Shareholder shall only relate to the capacity of such Other Shareholder;

9.17.4	no Other Shareholder shall be required to given any restrictive covenants which in any way restrict such Other Shareholder from carrying on any business in any manner or to any degree.

9.18
The proposed sale to the Proposed Transferee in accordance with the Transfer Notice may not be completed unless the Proposed Transferee has unconditionally offered to buy all or any Shares the subject of an Acceptance Notice in accordance with clause 9.17 and the relevant Shareholder shall provide details in writing of any unconditional offers to the Other Shareholders as soon as possible following receipt of an unconditional offer.  The relevant offer shall not be made conditional on all of the Other Shareholders accepting it and shall be on terms that it may be accepted by such Shareholder in respect of the whole (but not part only) of its holding of  Shares.  Such offer shall remain open for acceptance for 30 Business Days.

9.19
The sale and purchase of all the Shares agreed to be sold pursuant to a relevant offer shall be completed within 15 Business Days after acceptance of the relevant offer or, if later, at the same time as the Sale of the Shares by the Seller to the Proposed Transferee and the relevant Shareholder shall provide details in writing of such sale to the Other Shareholders as soon as possible following the sale.

9.20	The provisions of clause 9.16 and 9.17 shall not apply to any sale of Shares which is to take place pursuant to an Offer under clause 11.

10.	QUOTATION

10.1
If, at any time on or after the second anniversary of the date of this Agreement (or such earlier time as the Qualifying Shareholders may agree in writing), a Qualifying Shareholder serves a written notice on the Company pursuant to this clause 10.1 (an "IPO Notice"), the Company shall promptly appoint a recognised investment bank (an "Investment Bank") to provide to the Company and to each Qualifying Shareholder a written opinion (the "Opinion") as to whether a Quotation valuing the equity share capital of the Company at an aggregate amount equal to not less than US$400 million (the "Target Value") is reasonably likely and the most appropriate securities exchange (as referred to in the definition of Quotation) on which the Quotation could take place.  No IPO Notice may be served pursuant to this clause 10.1 within 12 months of the date of service of an earlier IPO Notice on the Company by the same Qualifying Shareholder.

10.2
The Investment Bank shall be instructed to deliver its Opinion to the Company and each Qualifying Shareholder as soon as reasonably practicable and in any event within 20 Business Days of being engaged by the Company.  The Company shall be responsible for the fees and expenses of the Investment Bank and shall provide such information to the Investment Bank in its possession or control as the Investment Bank reasonably requests.

10.3
If the Opinion advises that a Quotation which would value the equity share capital at an aggregate amount equal to not less than the Target Value is reasonably likely, any Qualifying Shareholder shall be entitled, in its sole discretion, by giving notice in writing to the other Shareholders and the Company within 30 Business Days following delivery of the Opinion to it, to elect to pursue the Quotation and each Shareholder and the Company shall forthwith undertake such acts, matters or things and execute all such documents as are reasonably necessary and within its power to facilitate the Quotation as expeditiously as practicable on the basis set out in the Opinion provided that, save with the written approval of the Qualifying Shareholders, the Quotation shall only take place if the sale or issue price of Shares at Quotation values the equity share capital of the Company at an aggregate amount equal to not less than the Target Value.  Without prejudice to the generality of the previous sentence, each Shareholder agrees that:

10.3.1
any Nominated Director appointed by it shall (subject to his fiduciary duties) join with the other members of the Board in undertaking such acts, matters or things as are (in the reasonable opinion of the Investment Bank) reasonably necessary or desirable for the purpose of facilitating the Quotation;

10.3.2	it shall vote in favour of such changes to the Memorandum and Articles as may reasonably be recommended by the Investment Bank for the purpose of facilitating the Quotation;

10.3.3
conditional upon the Quotation occurring, it shall vote in favour of any resolutions required to convert the A Shares and B Shares into one class of shares and to consolidate or sub-divide such shares into such number as is (in the reasonable opinion of the Investment Bank) reasonably necessary or desirable for the purpose of facilitating the Quotation;

10.3.4
it shall do such things as may reasonably be required to establish a new holding company for the Company if such course of action is (in the reasonable opinion of the Investment Bank) required for the purpose of facilitating the Quotation provided that the provisions of this Agreement, the Memorandum and Articles and any other shareholder arrangements relating to the Company which may be entered into from time to time are emulated in relation to such holding company to the reasonable satisfaction of each Shareholder prior to the Quotation occurring and provided further that the establishment of such holding company does not have any adverse tax or other consequences for any such Shareholder; and

10.3.5
it shall enter into such agreements as the Board (taking account of advice from the Investment Bank) may reasonably require for the purpose of facilitating a Quotation on terms mutually acceptable to the Investment Bank and such Shareholder (and each Shareholder undertakes that it will act reasonably in seeking to reach agreement on such terms and will not unreasonably object to any terms reasonably proposed by the Board including in relation to any customary lock up which applies equally to each Shareholder in relation to the sale of the Shares following the Quotation),

PROVIDED that this clause 10.3 shall not require any Shareholder to enter into or give any warranties, representations or indemnities (other than in respect of the ownership of its own Shares) or any non-competition or similar undertakings or to give any additional obligations beyond those which any other Shareholder is required to give unless such Shareholder in its absolute discretion agrees to provide the same.

10.4
The parties hereby agree that each Qualifying Shareholder shall be entitled at its option to sell all or some of its Shares as part of the Quotation save that if and to the extent that one or more of them do exercise such option and the resulting aggregate number of Shares to be sold by them as part of the Quotation (the "Aggregate Number") exceeds such number as in the reasonable opinion of the Investment Bank is the maximum number of Shares that can be so sold as part of the Quotation, taking into account any new shares which in the reasonable opinion of the Investment Bank need to be issued in connection with the Quotation (the "Maximum Number"), the parties agree that such number of Shares to be sold by each of them shall be such number of Shares as they wished to sell, multiplied by the fraction arrived at by dividing the Maximum Number by the Aggregate Number rounded down to the nearest whole number.

10.5	The parties agree that in the event of a Quotation occurring, this Agreement shall terminate and, without prejudice to the accrued rights of any party, the provisions hereof shall cease to apply.

11.	COME ALONG

11.1
Without prejudice to the provisions of clauses 9.7 to 9.15 (inclusive) if a Shareholder or Shareholders holding in aggregate not less than 75% in nominal value of the equity share capital then in issue wishes to accept a bona fide offer from an independent third party (the "Offeror") for the entire equity share capital of the Company or if London Mining wishes to accept a bona fide offer from an Offeror which values the entire equity share capital of the Company at an amount equal to not less than US$400 million (the "Offer"), such Shareholder or Shareholders (the "Accepting Shareholders") shall give written notice to the other Shareholders (the "Other Shareholders") of their wish to accept the Offer and the price to be paid by the Offeror (the "Come Along Notice").

11.2
The Accepting Shareholders shall supply to the Other Shareholders such information as they may reasonably request in connection with the Offer (including details of any warranties, representations and indemnities, to be given in connection with the sale to the Offeror) provided that to the extent that any such disclosure of information would result in any breach of any confidentiality undertaking given by the Accepting Shareholders, the Accepting Shareholder may require the Other Shareholders to undertake to maintain the confidentiality of such information.  Any information so supplied shall be deemed to be Confidential Information.

11.3	Any Offer shall be to the following specification:

11.3.1	an Offer may be by way of an offer for Shares made by a third party purchaser or a sale by private treaty;

11.3.2
subject to clause 15.10, the consideration for the Offer Shares to be sold by the Shareholders pursuant to the Offer shall be apportioned between the Shareholders pro rata to the Shares to be sold by them;

11.3.3	subject to clause 15.10, the Other Shareholders shall be entitled to receive in full their respective consideration for the Shares to be sold by them at the same time as the Accepting Shareholder;

11.3.4
each Other Shareholder shall be required to give no more warranties, representations and indemnities in connection with the sale to the Offeror than those given by the Accepting Shareholders and shall only be required to give warranties, representations and indemnities which relate to or are in respect of the Company and its subsidiary undertakings, the Shares and its capacity to enter into the relevant agreement for the sale of its Shares;

11.3.5
the aggregate liability of each Other Shareholder under such warranties, representations and indemnities shall be limited to the consideration received by such Other Shareholder pursuant to the sale to the Offeror;

11.3.6	no Other Shareholder shall be required to give any restrictive covenants which in any way restrict such Other Shareholder from carrying on any business in any manner or to any degree;

11.4
Conditional on the Other Shareholders each receiving not less than 10 Business Days' prior notice from the Accepting Shareholder of the proposed execution date together with a final version of the documentation for the Offer which the Other Shareholders are required to execute, each of the Other Shareholders undertakes to and covenants with the Accepting Shareholder that it will:

11.4.1	execute and deliver such documentation, always provided that such documentation is on terms which comply with clause 11.3;

11.4.2	on completion of the sale to the Offeror, deliver to the third party purchaser the certificates evidencing all Shares in the Company owned by him;

11.4.3
with effect from completion of the sale to the Offeror, execute and deliver a stock transfer form transferring all shares in the Company owned by him to the third party purchaser and, unless the third party purchaser otherwise consents in writing, procure the removal of any persons appointed by him as a Nominated Director.

11.5
If any Other Shareholder has any shareholder loans granted to the Company or any Subsidiary Company, it shall at the same time as completing the sale of its shares as contemplated by clause 11.4, also assign such shareholder loans to the Offeror for a consideration equal to the face value of such loan plus any accrued but unpaid interest.

11.6
In order to secure the obligations of the Shareholders under clauses 11.4 to 11.5, each Shareholder hereby appoints the Company (the "Attorney") to act as his attorney with authority in its name and on its behalf to execute and sign any and all agreements, instruments, deeds or other papers and documents and to do all things in its name to execute and deliver transfers in respect of the Shares (and any shareholder loan) held by him and deliver the certificate(s) in respect of the same (or a suitable indemnity in lieu of such certificate) and, against receipt by the Company (on trust for the Shareholder) of the consideration payable for the relevant Shares (and any shareholder loan), deliver such transfer(s) and certificate(s) or indemnities to the Offeror (or his nominee) and register such Offeror (or his nominee) as the holder thereof and, after such registration, the validity of such proceedings shall not be questioned by any person.

12.	BREACH OF THIS AGREEMENT/INSOLVENCY

12.1	If:

12.1.1
a Shareholder (the "defaulting party") commits a material breach of this Agreement to which the relevant Shareholder is party which is not remedied (if capable of remedy) within 20 Business Days of notice from the Company or other Shareholders (as applicable); or

12.1.2
a Shareholder (the "defaulting party") makes an arrangement with its creditors or has an administration order made in relation to it or has a receiver or manager or administrative receiver appointed of the whole or a substantial part of its property, undertaking or assets or is voluntarily or compulsorily wound up (other than a voluntary winding up for the purposes of reconstruction, full particulars of which have, prior to the commencement of such winding up been given to the other Shareholders and during the course of which winding up such defaulting party or its parent undertaking does not become insolvent) or enters into any equivalent insolvency proceedings in any jurisdiction other than that of England, then the defaulting party shall be deemed (in the case of clause 12.1.1, upon commission of the breach or expiry of the notice, as the case may be, or in the case of clause 12.1.2, or immediately prior to the happening of the event), to have offered all Shares owned by it in the Company for sale to the other Shareholders (the "non-defaulting parties") at a discount of 20% to fair market value of such Shares (the "Discounted Sale Shares") determined in accordance with the provisions of clauses 12.2 and 12.3 (the "Discounted Sale Price") and to have constituted the Company as its agent for the sale of such Shares at the Discounted Sale Price in the manner prescribed by clauses 12.2 to 12.10.

12.2
The market value of such Discounted Sale Shares shall be as agreed between the non-defaulting parties and the defaulting party (or its receiver, administrator or liquidator as the case may be) or, in default of agreement within 10 Business Days of the non-defaulting parties becoming aware of the happening of the relevant event, determined by an Independent Valuer.  The decision of the Independent Valuer shall, save in the case of manifest error, be final and binding on the parties.

12.3
The Independent Valuer shall be instructed to determine the fair market value as quickly as possible on the basis of a sale between willing buyer and willing seller as a going concern, if such be the case, and having regard to such criteria as they shall consider appropriate for the purpose including any rights, restrictions or obligations attaching to the Discounted Sale Shares to be transferred imposed by this Agreement and the Memorandum and Articles save that they shall be instructed to take no account of:

12.3.1	the size of the holding to be transferred; or

12.3.2	the number of Shares already held by the non-defaulting parties.

12.4
The Company shall, within 10 Business Days of receipt of the Discounted Sale Price, give notice in writing to the non-defaulting parties offering for sale the Discounted Sale Shares at the Discounted Sale Price.  The notice shall specify that the non-defaulting parties shall have a period of 30 Business Days from the date of such notice within which to apply for some or all of the Discounted Sale Shares and that there will be no minimum transfer conditions.

12.5
It shall be a further term of the offer that, if there is competition among the non-defaulting parties for the Discounted Sale Shares, such Discounted Sale Shares shall be treated as offered among such non-defaulting parties in proportion (as nearly as may be) to their existing holdings of Shares (the "Proportionate Allocation").  However, the non-defaulting party in his application for Discounted Sale Shares may, if he so desires, indicate that he would be willing to purchase a particular number of Discounted Sale Shares in excess of his Proportionate Allocation ("Extra Shares").

12.6
If the total number of Discounted Sale Shares applied for is less than the available number of Discounted Sale Shares, the Company shall give notice in writing to the non-defaulting parties offering any unsold Discounted Sale Shares at the Discounted Sale Price.  The notice shall specify that the non-defaulting parties shall have a further period of 15 Business Days from the date of such notice to apply for some or all of the unsold Discounted Sale Shares ("Top Up Shares").

12.7	The Company shall allocate the Discounted Sale Shares as follows:

12.7.1
if the total number of Discounted Sale Shares applied for under clauses 12.4 and 12.5 and, if applicable, clause 12.6 is equal to or less than the available number of Discounted Sale Shares, each non-defaulting party shall be allocated the number applied for in accordance with his application(s);

12.7.2
if the total number of Discounted Sale Shares applied for under clauses 12.4 and 12.5 is greater than the available number of Discounted Sale Shares, each non-defaulting party shall be allocated his Proportionate Allocation or such lesser number of Discounted Sale Shares for which he has applied and applications for Extra Shares shall be allocated in accordance with such applications or, in the event of competition, among those non-defaulting parties applying for Extra Shares in such proportions as equal (as nearly as may be) the proportions of all the Shares held by such non-defaulting parties; or

12.7.3
if having allocated the Discounted Sale Shares in accordance clauses 12.7.1 and 12.7.2, there remain unallocated Discounted Sale Shares, applications for Top Up Shares shall be allocated among those non-defaulting parties applying for Top Up Shares in such proportions as equal (as nearly as may be) the proportion of all the Shares held by such non-defaulting parties, provided that no person shall be obliged to take more than the maximum number of Discounted Sale Shares that he has indicated to the Company he is willing to purchase

12.8
Allocations of Discounted Sale Shares made by the Company pursuant to clause 12.7 shall constitute the acceptance by the persons to whom they are allocated of the offer to purchase those Discounted Sale Shares on the terms offered to them.

12.9
The Company shall immediately on allocating any Discounted Sale Shares in accordance with clause 12.7 give notice in writing (a "Sale Notice") to the defaulting party (or its receiver, administrator or liquidator as the case may be) and to each person to whom Discounted Sale Shares have been so allocated of the number of Discounted Sale Shares so allocated and the aggregate price payable on such allocated Discounted Sale Shares.  Completion of the sale and purchase of those Discounted Sale Shares in accordance with the Sale Notice shall take place within five Business Days of the date of the Sale Notice, whereupon the defaulting party (or its receiver, administrator or liquidator as the case may be) shall, on payment of the price due in respect of such allocated Discounted Sale Shares, transfer those Discounted Sale Shares specified in the Sale Notice with full title guarantee free from all liens, charges and encumbrances to the persons to whom they have been allocated and deliver the relevant share certificates.

12.10
In order to secure the obligations of the defaulting party under clause 12.9, each Shareholder irrevocably appoints the Company (the "Attorney") to act as his attorney with authority in such Shareholder's name and on his behalf to execute and sign any and all agreements, instruments, deeds or other papers and documents and to do all things in such Shareholder's name (or its receiver, administrator or liquidator as the case may be) to transfer any Discounted Sale Shares pursuant to clause 12.9 and the Attorney may receive such purchase money and may nominate some person to execute an instrument of transfer of such Discounted Sale Shares in the name and on behalf of the defaulting party (or its receiver, administrator or liquidator as the case may be) and thereafter, when such instrument has been duly stamped (if required), the Company shall cause the name of the proposed transferee to be entered in the register of members as the holder of such Discounted Sale Shares and shall hold the purchase money on trust (without interest) for the defaulting party (or its receiver, administrator or liquidator as the case may be).  The receipt of the Company for the purchase money shall be a good discharge to the proposed transferee (who shall not be bound to see to the application thereof) and, after his name has been so entered in the register of members, the validity of the proceedings shall not be questioned by any person.

12.11	The defaulting party shall be entitled to keep any Discounted Sale Shares not sold pursuant to clause 12.

12.12	Each of the Shareholders undertakes to inform the other forthwith upon the happening in relation to it of any of the events referred to in clauses 12.1.1 and 12.1.2.

12.13
Any exercise by a Shareholder of its rights under clauses 12.1 to 12.12 shall not limit access to any other rights and remedies, including the right to damages, available to it under this Agreement or otherwise.

13.	WITS BASIN INDEMNITY

13.1	Without prejudice to the requirements of clause 15.8, in the event that:

13.1.1
during the period from the date of this Agreement until the date that is 3 years after the date of this Agreement ("Relevant Period"), there is a Trigger Event (as defined below) and the holders of A Shares have received in aggregate, a net amount after withholding tax of US$44.5 million by distributions from the Company (whether by dividends, distributions, return of capital or other means (and including any amounts received by dividend, distribution, return of capital or other means by holders of A Shares in respect of any B Shares acquired from time to time), by the last day of the Relevant Period ("Dividend Date"); or

13.1.2
during any 12 month period following the date that is 3 years after the date of this Agreement (each, a "Subsequent Period"), commencing with the 12 month period ending on the date that is 4 years after the date of this Agreement, there is a Trigger Event (as defined below) and as the holders of A Shares have received in aggregate, a net amount after withholding tax of US$44.5 million by distributions from the Company (whether by dividends, distributions, return of capital or other means (and including any amounts received by dividend, distribution, return of capital or other means by holders of A Shares in respect of any B Shares acquired from time to time), in the period from the date of this Agreement to the end of the relevant 12 month period ("Subsequent Dividend Date");

Wits Basin shall transfer or procure the transfer to London Mining with full title guarantee free from all liens, charges and encumbrances for an aggregate nominal amount of US$1, such number of B Shares as is determined in accordance with clauses 13.4 to 13.9 (the "Transfer Shares"). The Transfer Shares shall be transferred within 5 Business days of the determination of the fair market value of the B Shares and the Diminution Value (in respect of the Trigger Events under clause 13.2.5 and 13.2.6) pursuant to clauses 13.4 to 13.9 (such date of transfer being the "Transfer Date"). For the avoidance of doubt, the total number of B Shares to be transferred at each Transfer Date shall be the aggregate number of Transfer Shares calculated in respect of all Trigger Events which arose in the Relevant Period or the relevant Subsequent Period (as applicable).

13.2	A Trigger Event for the purposes of clause 13.1 shall constitute;

13.2.1	any payment to Lu Benzhao or his connected persons under the Consulting Agreement (including H.K. Blossom Mining Resourse Group Ltd);

13.2.2
any payment  to Lu Benzhao or his connected persons under the Consulting Agreement (including H.K. Blossom Mining Resourse Group Ltd) in respect of the Outstanding Sudan Consideration or in respect of the MZM Consideration;

13.2.3	any payment made for a Matang Development Cost;

13.2.4	any financing costs or expenses (including payments of interest) that are incurred by any member of the Group in connection with any of the payments referred to in clauses 13.2.1 to 13.2.3;

13.2.5	the failure of the MZM Equity Transfer Agreement to complete within the time period contemplated in the Business Plan; or

13.2.6
the input cost assumptions to the Business Plan approved as at the date of this Agreement ("Assumptions") regarding fixed costs and operating costs (including strip ratio) being materially different (other than as a result of changes in the market or force majeure) such that the net present value of the A Shares owned by London Mining as set out the Business Plan approved as at the date of this Agreement has decreased by US$1 million.

13.3	It shall not be a Trigger Event under clause 13.1:

13.3.1
if the payment, cost or circumstance giving rise to the Trigger Event has the prior written approval of the parties, including without limitation any payment contemplated under the Business Plan as at date of this Agreement (provided that all other material aspects of the Business Plan as at date of this Agreement have been met);

13.3.2
in respect of clause 13.2.5, if the MZM Equity Transfer Agreement does not complete as a result of London Mining not agreeing to proceed with the acquisition of MZM and the Company has conducted and completed a Feasibility Study (which shall include, among other parameters, drilling to confirm ore reserves to standards as set out in the JORC Code, analysis of mine plan, construction costs, permitting) which demonstrates that the project is economically and technically viable, financing for the project is available, the costs of developing the project are materially in line with the Business Plan as at the date of this Agreement and where production of iron ore is sufficient to meet target production as set out in the Business Plan as at the date of this Agreement (at the required grade of iron ore);

13.3.3
if any payment under clauses 13.2.1, 13.2.2 and 13.2.3 above is made out of funds received by the Target Entities or MZM as a result of the Company or another member of the Group obtaining Third Party Funding on terms as agreed by the parties to this Agreement; or

13.3.4
if any payment was made to Lu Benzhao or his connected persons under the Consulting Agreement (including H.K. Blossom Mining Resourse Group Ltd) prior to the date of this Agreement and as agreed by London Mining.

13.4	The number of shares to be transferred to London Mining in respect of a Trigger Event set out in the clause 13.2.1, 13.2.2, 13.2.3 and 13.2.4 shall be calculated based on the following:

A = B ÷ C

Where:
A = the number of B Shares to be transferred.

B = the amount in USD equal to the aggregate amount of all payments made under a Trigger Event set out in clauses 13.2.1 to 13.2.4 paid in either the Relevant Period or any Subsequent Period (as applicable).

C = the fair market value of each B Share as at the Dividend Date or any Subsequent Dividend Date (as applicable) as determined in accordance with clause 13.6 and 13.7.

13.5	The number of shares to be transferred to London Mining in respect of a Trigger Event set out in the clause 13.2.5 and 13.2.6 shall be calculated based on the following:

A = (D  + E) ÷ C

Where:
A = the number of B Shares to be transferred.

D = an amount equal to the Diminution Value of the A Shares and B Shares (if any) (including those acquired under this clause 13) held (or deemed to be held under clause 13.7.3(b)) by London Mining arising as a result of the Trigger Event set out in clause 13.2.5 as determined in accordance with clauses 13.6, 13.7, 13.8 and 13.9.

E = an amount equal to the Diminution Value of the A Shares and B Shares (if any) (including those acquired under this clause 13) held (or deemed to be held under clause 13.7.3(b))by London Mining arising as a result of the Trigger Event set out in clause 13.2.6 as determined in accordance with clauses 13.6, 13.7, 13.8 and 13.9.

C = the fair market value of each B Share as at the Dividend Date or any Subsequent Dividend Date (as applicable) as determined in accordance with clause 13.6 and 13.7.

13.6	London Mining and Wits Basin shall use reasonable endeavours to agree (as applicable):

13.6.1	the amount of any payment, cost or expense referred to in clauses 13.2.1 to 13.2.4;

13.6.2	the fair market value of the B Shares for the purposes of clauses 13.4 and 13.5; and

13.6.3	the Diminution Value,

within 10 Business Days of the Dividend Date or any Subsequent Dividend Date (as applicable); or, in default of agreement within 20 Business Days of the Dividend Date or any Subsequent Dividend Date (as applicable) London Mining or Wits Basin may refer the matters set out in paragraphs 13.6.1 to 13.6.3 to an Independent Valuer for a resolution.  The decision of the Independent Valuer shall, save in the case of manifest error, be final and binding on the parties.

13.7	The Independent Valuer shall be instructed to determine:

13.7.1	the amount of any payment, cost or expense referred to in clauses 13.2.1 to 13.2.4 as quickly as possible and having regard to such criteria as they shall consider appropriate for the purpose;

13.7.2
the fair market value of the B Shares as quickly as possible on the basis of a sale between willing buyer and willing seller as a going concern, if such be the case, and having regard to such criteria as they shall consider appropriate for the purpose including any rights, restrictions or obligations attaching to the B Shares to be transferred imposed by this Agreement and the Memorandum and Articles save that they shall be instructed to take no account of:

(a)	the size of the holding to be transferred; or

(b)	the number of Shares already held by London Mining,

13.7.3	the Diminution Value as quickly as possible having regard to such criteria as they shall consider appropriate for the purpose, and on the basis:

(a)	of a sale of the Company between willing buyer and willing seller as a going concern, if such be the case;

(b)
that any transfer of B Shares under clause 13.1 resulting from a Trigger Event arising under clauses 13.2.1 to 13.2.4 and 13.2.5 (in the case of E in clause 13.5 above) has taken place (and the parties agree that any such B Shares shall be deemed to be held by London Mining for the purposes of clauses 13.5, 13.8 and 13.9), and otherwise in accordance with clause 13.8 and 13.9.

13.8	In order to calculate the Diminution Value the Independent Valuer shall determine:

13.8.1
subject to clause 13.8.2, the fair market value of each A Share and B Share (if any) (including those acquired under this clause 13) held (or deemed to be held under clause 13.7.3(b)) by London Mining as at the Dividend Date or Subsequent Dividend Date (as applicable) calculated on the basis of the value of the Group determined as if the Business Plan as approved at the date of this Agreement had been met and that the relevant Trigger Event had not occurred ("Projected FMV"); and

13.8.2
if there is a Trigger Event under both clause 13.2.5 and 13.2.6, in calculating the Diminution Value for the purpose of a Trigger Event under clause 13.2.6, the Projected FMV will be calculated on the basis of the Business Plan as approved at the date of this Agreement but adjusted to exclude any assumed acquisition of MZM; and

13.8.3
the actual fair market value of each A Share or B Share (if any) (including those acquired under this clause 13(b)) held (or deemed to be held under clause 13.7.3(b)) by London Mining as at the Dividend Date or Subsequent Dividend Date (as applicable) ("Actual FMV"); and

13.9	The Diminution Value shall be the calculated in accordance with the following formula:

 X = ((YA x SA) +(YB x SB))  – ((ZA x SA) +(ZB x SB)),

where:

X is the Diminution Value
YA is the Projected FMV of each A Share
YB is the Projected FMV of each B Share
ZA is the Actual FMV of each A Share
ZB is the Actual FMV of each B Share
SA is the number of A Shares  held by London Mining as at the Dividend Date or Subsequent Dividend Date (as applicable).
SB is the number of B Shares held (or deemed to be held under clause 13.7.3(b)) by London Mining (including those acquired under clause 13.1) as at the Dividend Date or Subsequent Dividend Date (as applicable).

13.10	If there is a transfer of B Shares pursuant to clause 13.1:

13.10.1
Wits Basin shall deliver or procure the delivery of a transfer form to London Mining duly executed by the owner of the Transfer Shares and the relevant share certificates for the Transfer Shares to the Company for cancellation;

13.10.2	the Company shall enter London Mining in the register of members of the Company as the holder of such Transfer Shares transferred under clause 13.1;

13.10.3	the Company shall amend the register of members to reflect the change in holding of B Shares; and

13.10.4	the Company shall issue and deliver share certificates to London Mining to reflect its revised holdings of Shares, revised as a result of clause 13.1.

13.11
Wits Basin shall not and shall procure that none of its Group members shall increase, or agree to increase the total amount of its principal (or the rate of interest payable on the principal) owed to China Gold above the amount which it has outstanding to China Gold as at the date of this Agreement under the Wits Basin Promissory Note (being US$10,421,000), nor shall it extend, or agree to extend the maturity date of the Wits Basin Promissory Note beyond the date that is 3 years after the date of this Agreement ("Maturity Date Extension") without the prior written consent of London Mining, where such an increase is secured by, or such Maturity Date Extension contains, an equity charge over the B Shares held by Wits Basin or any member of its Group or where such an increase or Maturity Date Extension would otherwise have a materially detrimental effect on London Mining's rights under this Agreement.  London Mining shall not withhold its consent to a Maturity Date Extension if such new maturity date is on or before the maturity date of the Promissory Note and if China Gold has provided a written irrevocable and unconditional confirmation to the Company and each Qualifying Shareholder that any equity charge in favour of China Gold over any B Shares which are determined to be Transfer Shares under this Clause 13, shall automatically and unconditionally release on the Transfer Date.

13.12
If so requested in writing by London Mining, Wits Basin must repay the Wits Basin Promissory Note ahead of its maturity date in order to effect a full release of any Transfer Shares from the Second Amended and Restated Pledge Agreement ("Security Release").

13.13
In the event that London Mining requests the early repayment pursuant to clause 13.12, it may offer to make a loan to Wits Basin for an amount equal to the total outstanding principal and interest under the Wits Basin Promissory Note in order to effect the Security Release. Any such loan shall be made on equivalent terms to the Wits Basin Promissory Note (including as to security other than in respect of the Transfer Shares).  If London Mining shall make such an offer, Wits Basin must agree to enter into such loan arrangements.

13.14
If at any time Wits Basin transfers any of its B Shares after the date of this Agreement to any person (other than London Mining) including to China Gold under the Second Amended and Restated Share Pledge Agreement) and prior to the provisions of this clause 13 expiring, it shall procure that any transferee shall enter into a similar commitment in respect of such B Shares as that given by Wits Basin under this clause 13 (and which shall include the appointment of the Company as an attorney on terms of the clause 13.14)  in a form reasonably acceptable to London Mining and the Company shall not approve any such transfer unless such a commitment is so given.

13.15
Subject to clause 13.16, in order to secure the obligations of Wits Basin under clause 13.1, Wits Basin irrevocably (and shall procure that such other member of its Group who validly holds the relevant Transfer Shares) appoints the London Mining (the "Attorney") to act as its attorney with authority in its name and on its behalf to execute and sign any and all agreements, instruments, deeds or other papers and documents and to do all things in Wits Basin's name (or its receiver, administrator or liquidator as the case may be) to transfer any Transfer Shares pursuant to clause 13.1. The Attorney may receive such purchase money and may nominate some person to execute an instrument of transfer of such Transfer Shares in the name and on behalf of Wits Basin (or its receiver, administrator or liquidator as the case may be) and thereafter, when such instrument has been duly stamped (if required), the Company shall cause the name of London Mining (or such other person as it directs) to be entered in the register of members as the holder of such Transfer Shares and shall hold the purchase money on trust (without interest) for Wits Basin (or its receiver, administrator or liquidator as the case may be).  The receipt of London Mining for the purchase money shall be a good discharge to London Mining (who shall not be bound to see the application thereof) and, after London Mining's name has been so entered in the register of members, the validity of the proceedings shall not be questioned by any person.

13.16
London Mining shall only exercise its rights in relation to the Transfer of any B Shares held by Wits Basin under the power of attorney granted under clause 13.15 in the event that the B Shares have been determined to be Transfer Shares in accordance with clauses 13.1 to 13.9 and London Mining and Wits Basin have determined that there has been a Trigger Event, or in default of agreement by London Mining and Wits Basin, it is finally determined that there has been a Trigger Event by an Independent Valuer (such Independent Valuer may be appointed for this purpose in default of agreement by London Mining and Wits Basin within 30 days of the Dividend Date or any Subsequent Dividend Date) or it is otherwise finally determined by a court of competent jurisdiction or arbitration tribunal. The decision of the Independent Valuer shall, save in the case of manifest error, be final and binding on the parties.

13.17
Without prejudice to clause 13.15, if, following the Transfer Date the B Shares which have been determined to be Transfer Shares under this clause 13 (provided that London Mining and Wits Basin have determined that there has been a Trigger Event or in default of agreement by London Mining and Wits Basin, it is finally determined that there has been a Trigger Event by an Independent Valuer (such Independent Valuer may be appointed for this purpose in default of agreement by London Mining and Wits Basin within 30 days of the Dividend Date or any Subsequent Dividend Date. The decision of the Independent Valuer shall, save in the case of manifest error, be final and binding on the parties.) are not transferred by the transferee to London Mining in accordance with this clause 13, London Mining shall be entitled, at its sole discretion by serving a written notice on with the Company (with a copy to the other Shareholders), to require the conversion of the B Shares into Deferred Shares at the rate set out in clause 15.12 ("Conversion Notice"), without prejudice to any other rights of London Mining.

14.             DEADLOCK

14.1
If there is a dispute or disagreement between the Qualifying Shareholders as to any question which either of them (in its sole judgement) shall consider is of fundamental importance to the future of the Company or the Business, either Qualifying Shareholder may give notice in writing to the other Qualifying Shareholder referring to the dispute or disagreement and the Qualifying Shareholders shall immediately refer the matter giving rise to the deadlock to the chief executives of their respective Groups and to use all reasonable endeavours to resolve such dispute or disagreement.

14.2
The Qualifying Shareholders agree that until such time as the deadlock is resolved, the Reserved Matter or other matter giving rise to the deadlock shall not be undertaken or affected by the Company or Subsidiary Company.

15.             SHARE RIGHTS

Return of Capital Rights

15.1	The rights as regards return of capital attaching to each class of Shares shall be as follows:

15.1.1
on a return of capital on liquidation or otherwise (except on a purchase by the Company of any Shares), the surplus assets of the Company remaining after the payment of its liabilities (including, for the avoidance of doubt, any debts) shall be applied in the following order of priority:

(a)
first, in paying to the holders of A Shares, (paid pro rata to the number of A shares held), a net amount after withholding tax equal to US$44.5 million (which shall exclude any payment by way of any LM Management Fee and any reimbursement of out-of-pocket expenses) less any amounts received by holders of A Shares pursuant to clauses 15.2 to 15.5;

(b)
second, the balance of such assets (if any) shall be distributed amongst the holders of the A Shares and B Shares (pari passu as if the same constituted one class of Shares) according to the amount paid up or credited as paid up on each such Share,  up to a maximum of $10 million on each A Share and each B Share;

(c)	third, in paying to each holder of Deferred Shares in respect of each Deferred Share of which it is a holder, a sum equal to the par value of such shares; and

(d)
fourth, the balance of such assets (if any) shall be distributed amongst the holders of the A Shares and B Shares (pari passu as if the same constituted one class of Shares) according to the amount paid up or credited as paid up on each such Share.

Distributions

15.2
Subject to capital expenditure and working capital requirements of the Group as agreed in the Business Plan (including without limitation the obligations under the Promissory Note) and to applicable law, and subject to the provisions of clauses 15.4, 15.5, 15.7 and 15.8, the Company shall in each calendar year distribute the remaining Available Profits by way of dividend or any other means to the holders of the A Shares and the B Shares (pari passu as if the same constituted one class of Share) according to the number of Shares held by the relevant Shareholder at the relevant time and the parties shall procure that such distributions are made.

15.3
The Company shall procure (so far as it is able) that each Subsidiary Company which has Available Profits shall from time to time declare and pay to the Company (or, as the case may be, the relevant Subsidiary Company that is its immediate holding company or parent undertaking) such dividends as are necessary to enable the Company to make distributions in accordance with clause 15.2 in the maximum sums it is able following payment of such dividends by such Subsidiary Companies.

15.4
Until the holders of A Shares have received in aggregate distributions by the Company, (whether by dividend, distribution, return of capital or other means (and including any amounts received by dividend, distribution, return of capital or other means by holders of A Shares in respect of any B Shares acquired pursuant to clause 13, but excluding by way of any LM Management Fee and any reimbursement of out-of-pocket expenses)) a net amount after withholding tax equal to US$44.5 million ("Repayment Date"), the Available Profits of the Company shall be distributed in the following order of priority: 99% of the Available Profits shall be payable to the holders of the A Shares and 1% of the Available Profits shall be payable to the holders of the B Shares (in each case on a pro rata basis to the number of A Shares and B Shares held (as applicable)).

15.5	Following the Repayment Date, the Available Profits of the Company shall be distributed in the following order of priority:

15.5.1
60% of the Available Profits accrued between the Repayment Date and Dividend Review Date shall be payable to the holders of the A Shares and 40% of such Available Profits shall be payable to the holders of the B Shares (in each case on a pro rata basis to the number of A Shares and B Shares held (as applicable)); and

15.5.2
50% of the Available Profits accrued after the Dividend Review Date shall be payable to the holders of the A Shares and 50% of the Available Profits accrued after the Dividend Review Date shall be payable to the holders of the B Shares (in each case on a pro rata basis to the number of A Shares and B Shares held (as applicable)).

15.6	In clause 15.5.2:

15.6.1	"Dividend Review Date" means January 1 in the first full calendar year after the Repayment Date in which the Target Entities reach the Production Level; and

15.6.2
"Production Level" means a level of production whereby the XNS and MZM mines operated by the Target Entities have produced during a calendar year an aggregate of 850 tonnes of iron ore concentrate at a grade of not less than 62%.

15.7
The Company shall use its best endeavours to ensure that payments (whether by dividend, distribution, return of capital or other means (but excluding by way of any LM Management Fee and any reimbursement of out-of-pocket expenses)) of not less than in aggregate, a net amount after withholding tax equal to US$44.5 million, are paid to the A Shareholders prior to the date that is 3 years after the date of this Agreement.

15.8
Despite any other provision of this Agreement, the parties agree that the Company shall make no payment to Lu Benzhao under the Consulting Agreement until the A Shareholders have, in aggregate, received a net amount after withholding tax equal to US$44.5 million, whether by dividend, distribution, return of capital or other means (including any amounts received by dividend, distribution, return of capital or other means by holders of A Shares in respect of any B Shares acquired pursuant to clause 13) but excluding by way of any LM Management Fee and any reimbursement of out-of-pocket expenses), unless any such payment to Lu Benzhao is required by law or by contract or  with the prior written consent of London Mining and Wits Basin.

15.9	The holders of Deferred Shares shall have no rights to any dividends or other distributions other than on a return of capital as set out in clause 15.1.

Rights on Exit

15.10
In the event of an Exit (other than a Sale under clauses 9.16 to 9.19 or a Quotation) which shall include any sale in accordance with clauses 11.2 to 11.6 (inclusive), notwithstanding anything to the contrary in the terms and conditions governing such Exit, the Shareholders immediately prior to such Exit shall procure that the consideration (whenever received) shall be placed in a designated trustee account and shall be distributed amongst such selling Shareholders in such amounts and in such order of priority as would be applicable on a return of capital (pursuant to clause 15.1).

15.11
In the event of a sale by Wits Basin of any of its shares to a third party, any principal outstanding under the WB Loan and any accrued but unpaid interest on that amount shall be repaid to London Mining (or such other holders of the WB Loan at such time) as a condition of transfer of the Shares held by Wits Basin pursuant to the WB Loan Agreement.

Conversion of B Shares

15.12
On receipt of a valid Conversion Notice from London Mining, such number of B Shares shall automatically convert into Deferred Shares so that, on the conversion London Mining owns such percentage of the issued ordinary share capital of the Company as it would have done if the Transfer Shares had been transferred to it under clause 13.

15.13	Any conversion of B Shares pursuant to clause 15.12 shall be made on the following terms:

15.13.1	the conversion shall take effect immediately on the date on which the Conversion Notice is received by the Company at no cost to the A Shareholders;

15.13.2	the relevant holder of the B Shares shall deliver the certificates for the relevant B Shares to the Company for cancellation; and

15.13.3	the Company shall issue to the relevant Shareholders new share certificates for the new holdings of B Shares and Deferred Shares resulting from the conversion.

15.14
Following any conversion of B Shares into Deferred Shares pursuant to clause 15.12, any such Deferred Shares may either be transferred to a person nominated by the Board or (subject to the law) purchased by the Company in each case for an aggregate amount of $1 for all Deferred Shares then in issue.

15.15
Following the conversion of the B Shares into Deferred Shares pursuant to clause 15.12, the Company shall procure that the Company Secretary and, if required, the Board shall take all necessary steps to ensure that such conversion is documented accurately and all filings and any other relevant formalities are complied with.

16.             RESTRICTIVE COVENANTS

16.1	Each Shareholder undertakes to the Company (for itself and as trustee for each other Subsidiary Company) and (as a separate undertaking) to the other Shareholders that:

16.1.1	he will not, directly or indirectly, at any time prior to, nor during the period of 12 calendar months from, the Relevant Date:

(a)	solicit or entice away, or endeavour to solicit or entice away, from the Company or any other Subsidiary Company; or

(b)	employ or engage, or endeavour to employ or engage,

any person who was at the Relevant Date, or who at any time during the period of 12 calendar months prior to the Relevant Date had been, an employee of the Company or any other Subsidiary Company (and with whom the Shareholder had dealings (other than in a de minimis way) during such 12 calendar-month period) whether or not such person would commit a breach of his employment contract by reason of leaving service, save that this clause shall not apply to any employee employed by the Company or any other Subsidiary Company in a non-managerial or purely administrative role. Notwithstanding the foregoing, the solicitation, enticement, employment or engagement by Wits Basin or any member of Wits Basin's Group of William Green, Mark Dacko or Stephen King shall not constitute a breach of this clause 16;

16.1.2
he will not, directly or indirectly, within 100kms of any of the land owned by any member of the Group at the date of this Agreement at any time during the period of 12 calendar months from the Relevant Date:

(a)	engage in; or

(b)	be concerned or interested in,

any business carried on in competition with any of the businesses of the Company or any Subsidiary Company with which he was associated at any time during the period of 12 calendar months prior to the Relevant Date.

16.2
Each Shareholder undertakes to the Company (for itself and as trustee for each other Company Group member) that, in the period from the date of this Agreement until the date that is 12 months after the Relevant Date, it shall introduce and first offer to the Company (for itself and on behalf of each other Company Group member), any opportunities relating, directly or indirectly, to iron ore mining or iron ore product processing in the People's Republic of China of which it or any member of the respective Shareholder's Group becomes aware ("Mining Opportunity").

16.3
Each Shareholder shall notify in writing the Company and the other Shareholders promptly on it, or any member of its respective Shareholder's Group ("Notifying Party"), becoming aware of a Mining Opportunity. The Notifying Party shall promptly on written request, provide to the Company and the other Shareholders all such information within its control and as reasonably requested by the Company or the other Shareholders, in order to enable the Company and its Group to properly assess the Mining Opportunity. Any information provided to any of the Company or the other Shareholders (each an "Interested Party") under this clause 16.3 should be provided at the same time to the other Interested Parties.

16.4
If the Company does not provide written notice to the Notifying Party, with a copy to the other Interested Parties, within 45 days of receiving notice of the Mining Opportunity, that it wishes to pursue the Mining Opportunity, the right of first offer granted in clauses 16.2 will lapse.

16.5
The parties agree that in the period from the date of this Agreement until the date that is 12 months after the Relevant Date, each Shareholder and each member of its respective Shareholder's Group and its respective Personnel ("Relevant Shareholder") shall be prohibited from pursuing any Mining Opportunity in the event that the Company or any member of its Group:

16.5.1	pursues (or takes action to pursue) the relevant Mining Opportunity; or

16.5.2
declines to pursue the relevant Mining Opportunity as a result of the Relevant Shareholder (or its Nominated Directors) voting against or otherwise vetoing the pursuit of the relevant Mining Opportunity whether directly or indirectly (including by refusing to provide or approve additional funding) at the Company level and where the other Shareholder(s) (or its Nominated Directors) was in favour of pursuing the relevant Mining Opportunity.

16.6	For the purpose of clause 16.3:

16.6.1
the awareness of Wits Basin includes the awareness of Stephen King any employee of, or consultant to, Wits Basin or any member of its Shareholder's Group that performs the role of "Supervisor" for any of the Target Entities or any other Subsidiary Company incorporated in the PRC from time to time and any other persons who perform similar functions at Wits Basin with respect to the Company's Group from time to time; and

16.6.2
the awareness of London Mining includes the awareness of Graeme Hossie Rachel Rhodes and Luciano Ramos and any other persons who perform similar functions at London Mining with respect to the Company's Group from time to time, in each case in their capacity as an employee or consultant of Wits Basin or London Mining (as applicable).

16.7	For the purposes of clauses 16.1, 16.2 and 16.5:

16.7.1	the "Relevant Date" shall mean the date on which the Shareholder cease to hold any Shares (or any shares in any Subsidiary Company);

16.7.2
"directly or indirectly" shall mean a Shareholder acting either alone or jointly with or on behalf of any other person, firm or company whether as principal, partner, Operator, employee, contractor, director, consultant, investor or otherwise; and

16.7.3	"Personnel" shall mean directors, officers, employees, agents, contractors, sub-contractors or professional advisers of a party or any other member or its Group

16.8
Nothing contained in clause 16.1 shall prevent a Shareholder from being the holder or beneficial owner, by way of bona fide investment, of any class of securities in any company if such class of securities is listed, or dealt in, on a recognised investment exchange (within the meaning of section 285(1) of the English Financial Services and Markets Act 2000) provided that it (together, in the case of an individual, with his spouse and minor children and, in the case of a body corporate, with all other members of its Group) neither holds nor is beneficially interested in more than a total of 1% of any single class of the securities in that company.

16.9
Each of the undertakings contained in clauses 16.1, 16.2 and 16.5 is a separate undertaking by each Shareholder in relation to itself and its interests and shall be enforceable by the Company and the other Shareholders separately and independently of its rights to enforce any one or more of the other covenants contained in clause 16.

16.10
Each Shareholder agrees (having taken independent legal advice) that the undertakings contained in clauses 16.1, 16.2 and 16.5 are reasonable and necessary for the protection of the legitimate interests of the Company and members of its Group and that these restrictions do not work harshly on it.  Each Shareholder nevertheless agreed that, if any such undertaking shall be found to be void but would be valid if some part were deleted, then such undertaking shall apply with such deletions as may be necessary to make it valid and enforceable.

16.11
Each Shareholder shall procure that each member of its respective Shareholder's Group and each employee and consultant, agent and officer of each member of its respective Shareholder's Group is aware of and complies with the undertakings contained in clauses 16.1, 16.2 and 16.5.

17.             CONFIDENTIALITY

17.1	Notwithstanding any other provision of this Agreement, the Shareholders shall be entitled at all times:

17.1.1
to consult freely about the Group and its affairs with, and to disclose Conditional Information to, their auditors, lenders and proposed lenders and with any other member of their respective Groups or investors (or with or to any of its or their respective professional advisers); and

17.1.2	for the purposes of facilitating an Exit or sale of some or all of their Shares, to disclose any Confidential Information to any proposed purchaser, underwriter, sponsor or broker,

provided that the Shareholder disclosing such information shall use reasonable endeavours to procure that any such recipient is made aware that it is Confidential Information and agrees to treat it accordingly and, with respect to clause 17.1.2, shall keep the Board informed of the identity of any persons to whom disclosures are made pursuant to this clause. The Company agrees with the Shareholders who, for these purposes, shall also act as trustee for the persons to whom Confidential Information may be disclosed under this clause 17.1, to waive any claim for breach of confidence in respect of any disclosure of Confidential Information made by the Shareholders in compliance with this clause 17.1.

17.2
Subject to clause 17.1, each party shall in all respects keep confidential and not at any time disclose or make known in any other way to anyone whomsoever or use for his own or any other person's benefit or to the detriment of any Group Company any Confidential Information, provided that:

17.2.1	such obligation shall not apply to information which becomes generally known (other than through a breach by any party of this clause);

17.2.2
any party shall be entitled at all times to disclose such information as may be required by law or by any competent judicial or regulatory authority to enable it to comply with the requirements of Oslo Axess or any other any securities exchange on which it or any member of a Shareholder's Group is listed or for tax or accounting purposes (provided that, so far as practicable, the disclosing party shall consult with the other parties prior to making such disclosure); and

17.2.3	nothing contained in this clause shall prevent any employee of any Group Company from disclosing information in the proper performance of his duties as an employee.

18.             ANNOUNCEMENTS

No Shareholder shall (without the consent of the other Shareholder, such consent not to be unreasonably withheld or delayed) issue any press release or make any public statement or publish any document or make any public statement or otherwise make any disclosure to any person who is not a party to this Agreement, other than the Announcements, before or after the date of this Agreement, relating to any of the matters provided for or referred to in this Agreement or any ancillary matter.  This clause shall not apply to any announcement or disclosure required by law, by any competent judicial or regulatory authority, Oslo Axess, the Securities and Exchange Commission or by any securities exchange (in which case the parties shall co-operate, in good faith, in order to agree the content of any such announcement, so far as practicable, prior to its being made).

19.             TERMINATION

Save as expressly provided in this Agreement to the contrary and unless otherwise agreed by the Shareholders, this Agreement other than clauses 1 (Definitions and Interpretation), 16 (Restrictive Covenants), 17 (Confidentiality), 18 (Announcements), 22 (Applicable Law and Jurisdiction), 23 (General) and 24 (Notices), shall terminate upon the happening of the earliest of the following:-

19.1	the acquisition by one Shareholder or its nominee of all of the Shares in the Company held by the other Shareholders;

19.2	the sale of all of the Shares to a third party; and

19.3	completion of the liquidation of the Company.

20.             MEMORANDUM AND ARTICLES

If the provisions of the memorandum and articles of association for the time being of any Group Company conflict with the provisions of this Agreement then, during such period, the parties agree that the provisions of this Agreement shall prevail and the parties agree to amend the provisions of the relevant memorandum and articles of association to remove the conflict.

21.             COSTS

Each of the parties shall pay all costs and expenses incurred by it in its own right in connection with the negotiation and conclusion of this Agreement.

22.             APPLICABLE LAW AND JURISDICTION

22.1	This Agreement and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England and Wales.

22.2	The parties irrevocably submit to the non-exclusive jurisdiction of the courts of England and Wales in respect of any claim, dispute or difference arising out of or in connection with this Agreement.

23.             GENERAL

Entire agreement

23.1
This Agreement (together with any documents referred to herein or entered into pursuant to this Agreement) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement and any such document.

23.2	This Agreement shall not be construed as creating any partnership or agency relationship between any of the parties.

Variations and waivers

23.3	No variation of this Agreement shall be effective unless made in writing and signed by or on behalf of all the parties and expressed to be such a variation.

23.4
No failure or delay any party or time or indulgence given in exercising any remedy or right under or in relation to this Agreement shall operate as a waiver of the same nor shall any single or partial exercise of any remedy or right preclude any further exercise of the same or the exercise of any other remedy or right.

23.5
No waiver by any party of any requirement of this Agreement, or of any remedy or right under this Agreement, shall have effect unless given in writing and signed by such party.  No waiver of any particular breach of the provisions of this Agreement shall operate as a waiver of any repetition of such breach.

23.6
Any waiver, release or compromise or any other arrangement of any kind whatsoever which a party gives or enters into with any other party in connection with this Agreement shall not affect any right or remedy of that party as regards any other parties or the liabilities of any other such parties under or in relation to this Agreement.

Assignment

23.7
Subject to clauses 9.1, 9.2, 9.3 and 9.5, no Shareholder shall be entitled to assign the benefit or burden of any provision of this Agreement (or any of the documents referred to herein) without the consent of the other Shareholders.

Counterparts

23.8	This Agreement may be executed as two or more counterparts and execution by each of the parties of any one of such counterparts will constitute due execution of this Agreement.

Further assurance

23.9
Each party shall, and shall use all reasonable endeavours to procure that any necessary third party shall, do and execute and perform all such further deeds, documents, assurances, acts and things as may reasonably be required to give effect to this Agreement.

Injunctive relief

23.10
It is acknowledged and agreed that any breach of the terms of this Agreement could cause the Shareholders irreparable injury for which damages may not be an adequate remedy.  In the event of a breach or threatened breach by any Shareholder of the terms of this Agreement, but without limitation to any other remedies available to it, the other Shareholders shall be entitled to seek injunctive relief in any Court of competent jurisdiction restraining the party in breach from breaching the terms of this Agreement.

Other remedies

23.11	Any remedy or right conferred upon a Shareholder for breach of this Agreement shall be in addition, and without prejudice, to all other rights and remedies available to it.

Third party rights

23.12
No provision of this Agreement is intended to benefit or be enforceable by any third party pursuant to the Contracts (Rights of Third Parties) Act 1999, but this shall not affect any right or remedy of a third party which exists or is available apart from that Act.

24.             NOTICES

Form of Notice

24.1
Any notice, consent, request, demand, approval or other communication to be given or made under or in connection with this Agreement (each a "Notice" for the purposes of this clause) shall be in writing and signed by or on behalf of the person giving it.

Method of service

24.2	Service of a Notice must be effected by one of the following methods:

24.2.1
by hand to the relevant address set out in clause 24.4 and shall be deemed served upon delivery if delivered during a Business Day, or at the start of the next Business Day if delivered at any other time; or

24.2.2	by prepaid first-class post to the relevant address set out in clause 24.4 and shall be deemed served at the start of the second Business Day after the date of posting; or

24.2.3	by prepaid international airmail to the relevant address set out in clause 24.4 and shall be deemed served at the start of the fourth Business Day after the date of posting; or

24.2.4
by facsimile transmission to the relevant facsimile number set out in clause 24.4 and shall be deemed served on despatch if despatched during a Business Day, or at the start of the next Business Day if despatched at any other time, provided that in each case a receipt indicating complete transmission of the Notice is obtained by the sender and that a copy of the Notice is also despatched to the recipient using a method described in clause 24.2.1 to clause 24.2.3 (inclusive) no later than the end of the next Business Day.

24.3
In clause 24.2 "during a Business Day" means any time between 9.30 a.m. and 5.30 p.m. on a Business Day based on the local time where the recipient of the Notice is located.  References to "the start of [a] Business Day" and "the end of [a] Business Day" shall be construed accordingly.

Address for service

24.4	Notices shall be addressed as follows:

24.4.1	Notices for London Mining shall be marked for the attention of:

Name:	Rohit Bhootralingam

Address:	London Mining Plc
39 Sloane Street
London
United Kingdom
SW1X 9LP

Fax number:	00 44 (0)20 7201 5050

24.4.2	Notices for Wits Basin shall be marked for the attention of:

Name:	Stephen King

Address:	Wits Basin Precious Minerals Inc.
80 South 8th Street, Suite 900
Minneapolis, Minnesota 55402-8773

Fax number:	(US) 1 (612) 395-5276

24.4.3	Notices for the Company shall be marked for the attention of:

Name:	Stephen King

Address:	China Global Mining Resources (BVI) Ltd.
80 South 8th Street, Suite 900
Minneapolis, Minnesota 55402-8773

Fax number:	(US) 1 (612) 395-5276

Copies of Notices

24.5
Copies of all Notices sent to the Company shall also be sent or given to Rohit Bhootralingam of London Mining of 39 Sloane Street, London, SW1X 9LP, United Kingdom.  Such copies shall be sent or given in accordance with one of the methods described in clause 24.2.  Failure to communicate such copies shall not invalidate such Notice.

Change of details

24.6
A party may change its address for service provided that it gives the other party not less than 28 days' prior notice in accordance with this clause 24.  Until the end of such notice period, service on either address shall remain effective.

THIS AGREEMENT has been duly executed and delivered as a deed by the parties on the date stated above.

SCHEDULE 1

RESERVED MATTERS

(i)	Any material change in the nature or scope of the Business of the Company or any of its Subsidiary Companies.

(ii)
The disposal of the whole or a substantial part of the undertaking, assets or mining rights of the Company or any of its Subsidiary Companies or any interest therein (other than to any member of the Group).

(iii)
The acquisition of any company or of the whole or part of the assets or undertaking of any company or other person by the Company or any Subsidiary Company including the acquisition of MZM under the MZM Equity Transfer Agreement.

(iv)
The passing of a resolution to wind-up or dissolve the Company or any Subsidiary Company or to apply to the court for an administration order or the appointment of a receiver, administrative receiver, liquidator, trustee or similar officer of the Company or any Subsidiary Company or of any or all of the assets of the Company or any Subsidiary Company.

(v)
The commencement by the Company or any Subsidiary Company of negotiations with creditors as a whole or any class thereof with a view to the readjustment or rescheduling of its indebtedness or the making of a general assignment for the benefit of creditors as a whole.

(vi)
The making of loans or advances by the Company or any Subsidiary Company to any Shareholder or connected person or the giving of guarantees by the Company or any Subsidiary Company in respect of obligations of any Shareholder or connected person or the amendment of any terms, or settlement, of any outstanding loan given by or to the Company or any member of the Group.

(vii)	The purchase, cancellation or redemption of any Shares of the Company or any Subsidiary Company.

(viii)	The initiation (by commencement of proceedings) or the settlement of any litigation or arbitration by the Company or any Subsidiary Company save for debt collection in the ordinary course of business.

(ix)	The entry into of any joint venture or profit sharing agreement or partnership by the Company or any Subsidiary Company with any third party.

(x)	The approval, replacement, revision, modification or variation of the Business Plan.

(xi)	The approval of the Annual Budget referred to in clause 5.2.5.

(xii)
The incurring of expenditure by the Company or any Subsidiary Company during a financial period of the Company which is in excess of 5% of the expenditure provided for in respect of that financial period in the relevant Annual Budget.

(xiii)
The giving of any guarantee, indemnity or security by the Company or any Subsidiary Company in respect of the obligations of any person (other than the Company or any Subsidiary Company) and any subsequent variation to any such guarantee, indemnity or security once given.

(xiv)
The creation or issue of any mortgage, debenture, fixed or floating charge, lien (other than a lien arising by operation of law) or other encumbrance over the whole or any part of the undertaking, property or assets of the Group other than for permitted borrowings in accordance with clause 7.5.

(xv)
The entry into or variation to a material extent, or termination (other than in accordance with its terms) of any arrangement or agreement between the Company or any Subsidiary Company and any shareholder or connected person.

(xvi)
The appointment of any committee of the Board of Directors of the Company or any Subsidiary Company or the delegation of any of the powers of the board to such committee (unless a representative of each Shareholder has been appointed to the committee).

(xvii)
The appointment of any senior manager or employee (with a total remuneration package of over US$100,000) ("Senior Employee") to work for any member of the Group or the material amendment to the terms (including as to remuneration) or scope of engagement of any Senior Employee employed by any member of the Group from time to time.

(xviii)	The payment of any bonus or other material benefit to any Senior Employee.

(xix)	Any payment to Lu Benzhao under the Consulting Agreement, the MZM Equity Transfer Agreement, the NSM Equity Transfer Agreement or any amendment of any payment to Lu Benzhao set out under clause 4.2.5.

(xx)	The setting of any performance hurdles or performance incentives imposed under the Operator Agreement or in respect of any employee or consultant plus determination of the bonus arrangements.

(xxi)	The incurring of any Marketing Costs (as that term is defined under the Operator Agreement) in excess of an aggregate of US$100,000.

(xxii)	The termination or amendment of the Operator Agreement, including without limitation any variation to the Operator Fee paid under the Operator Agreement.

(xxiii)
The approval of the reimbursement of Expenses by the Company or any of member of its Group under the Operator Agreement which are not approved under paragraphs 3.3.1 to 3.3.4 of Schedule 2 to the Operator Agreement.

(xxiv)	The entry into of any contract or transaction by the Company or any Subsidiary Company except in the ordinary course of trading and on arm's length terms.

(xxv)	The factoring or assignment of any of the book debts of the Company or any Subsidiary Company.

(xxvi)	An alteration of the financial year end or accounting policies of the Company or any Subsidiary Company.

(xxvii)
The making of any claim, disclaimer, surrender, election or consent which would have a material adverse taxation effect on the Company or any Subsidiary Company or the Shareholders (in respect of their Shares in the Company) or any member of the Shareholder's Group.

(xxviii)	Any change to the name of the Company or any Subsidiary Company.

(xxix)	Any change of the auditors of the Company or any Subsidiary Company.

(xxx)
The consolidation, sub-division or conversion of any equity capital of the Company or any Subsidiary Company or other reorganisation of the equity securities of in the Company or any Subsidiary Company.

(xxxi)	The issue of any securities in the Company or any Subsidiary Company or rights to subscribe for or options over such securities.

(xxxii)	The entry by the Company or any member of the Group into any long term pricing contracts or purchase contracts with other operators.

(xxxiii)
The initiation of discussions by the Company or any member of the Group or any of their employees, officers, agents or advisors in relation to, or the implementation of any integration plan proposed by a governmental authority which involves the Company or any Subsidiary Company including any discussions with the operators, managers or owners of the Sanbanquiao Mine or Guqiao Mine and their successors in interest.

(xxxiv)
The incurring of any indebtedness for borrowed money by the Company or any Subsidiary Company which is material in the context of the Business except as permitted by the terms of this Agreement and except in the ordinary course of business.

(xxxv)	Any amendment, substitution or replacement to the memorandum or articles of association of the Company or any Subsidiary Company save as contemplated by clause 4.

(xxxvi)	Any amendment, substitution or replacement to the Consulting Agreement, the MZM Equity Transfer Agreement or the NSM Equity Transfer Agreement.

(xxxvii)
The engagement of any person by the Company or any member of its Group to conduct a feasibility report in respect of any acquisition, joint venture or other project proposed to be undertaken by the Company or any member of its Group, to provide a technical report on the operations or reserves and resources of the Business, to provide a competent persons report or a mining expert's report or to otherwise comment on or verify the reserves and resources of the Target Entities and any other members of the Group (from time to time).

(xxxvii)	The entry into of any agreement to effect any of the matters referred to above.

EXECUTED and DELIVERED as a DEED	)
by LONDON MINING PLC	)
acting by:	)

Director: /s/ Rachel Rhodes

Director/Secretary:

EXECUTED and DELIVERED as a DEED	)
by WITS BASIN PRECIOUS	)
MINERALS INC.	)
acting by:	)

Director: /s/ Stephen D. King

Director/Secretary:

EXECUTED and DELIVERED as a DEED	)
by CHINA GLOBAL MINING	)
RESOURCES (BVI) LIMITED	)
acting by:	)

Director: /s/ Stephen D. King

Director/Secretary: